Exhibit 99.13

THE THIRD SUPPLEMENT DOCUMENT TO NORTH HOLDINGS 3 OY’S TENDER OFFER DOCUMENT DATED NOVEMBER 24, 2022, RELATING TO THE VOLUNTARY PUBLIC TENDER OFFER FOR ALL ISSUED AND OUTSTANDING SHARES IN CAVERION CORPORATION

February 15, 2023

THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THE TENDER OFFER DOCUMENT, RELATED ACCEPTANCE FORMS AND SUPPLEMENT DOCUMENTS ARE NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW BY ANY MEANS WHATSOEVER INCLUDING, WITHOUT LIMITATION, MAIL, FACSIMILE TRANSMISSION, E-MAIL OR TELEPHONE. IN PARTICULAR, THE TENDER OFFER IS NOT MADE IN AND THE TENDER OFFER DOCUMENT AND THIS SUPPLEMENT DOCUMENT MUST UNDER NO CIRCUMSTANCES BE DISTRIBUTED INTO AUSTRALIA, CANADA, THE HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE’S REPUBLIC OF CHINA (“HONG KONG”), JAPAN, NEW ZEALAND OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. SHAREHOLDERS IN THE UNITED STATES SHOULD ALSO REFER TO THE SECTION TITLED “INFORMATION FOR SHAREHOLDERS IN THE UNITED STATES” BELOW.

North Holdings 3 Oy (the “Offeror”) and Caverion Corporation (the “Company” or “Caverion”) have on November 3, 2022 entered into a combination agreement, which was amended on January 24, 2023 (as amended, the “Combination Agreement”), pursuant to which the Offeror has made a recommended voluntary public tender offer to acquire all of the issued and outstanding shares in Caverion that are not held by Caverion or any of its subsidiaries (the “Shares” or, individually, a “Share”) (the “Tender Offer”). The Offeror has on November 24, 2022 published a tender offer document, dated November 24, 2022, and published the first supplement document to the tender offer document on January 13, 2023 and the second supplement to the tender offer document on February 10, 2023, concerning the Tender Offer (the tender offer document, as supplemented from time to time, the “Tender Offer Document”). The offer period for the Tender Offer commenced on November 24, 2022, at 9:30 a.m. (Finnish time).

North (BC) Lux Holdco SARL (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP, and/or its affiliates), Security Trading Oy, Fennogens Investments S.A. and Corbis S.A. form a consortium for the purposes of the Tender Offer.

Supplements to the Tender Offer Document

Caverion published on February 9, 2023 its financial statements release for January 1, 2022 – December 31, 2022 (the “Financial Statements Release”), which also included the dividend proposal by the Board of Directors of Caverion to Caverion’s Annual General Meeting expected to be held on March 27, 2023. In addition, the Offeror’s financial statements for the financial year September 20, 2022 – December 31, 2022, have been audited. The Offeror therefore supplements the Tender Offer Document in accordance with Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, as amended) with the following information included in this document (the “Supplement Document”), and by adding the Financial Statements Release as Appendix I to the Tender Offer Document and the Offeror’s audited financial statements for the financial year September 20, 2022 – December 31, 2022 and the auditor’s report as Appendix J to the Tender Offer Document.

Supplements relating to Caverion’s dividend proposal

As set out in the terms and conditions of the Tender Offer, the consideration offered in the Tender Offer is subject to adjustment in certain situations, including where the record date of any dividend or other distribution of funds by Caverion occurs prior to any of the settlements of the completion trades of the Tender Offer, resulting in the distribution of funds not being payable to the Offeror. In such situations, the Cash Offer Price and the Alternative Consideration (as defined in the Tender Offer Document) payable by the Offeror shall be reduced accordingly on a euro-for-euro basis. Due to the dividend proposal announced by the Board of Directors of Caverion, the Offeror supplements the Tender Offer Document with the following information:

The section “Information on the Pricing of the Tender Offer – Grounds for Determining the Offer Price” shall be amended by adding the following paragraphs as the last paragraphs of the section:

“Caverion announced on February 9, 2023, in connection with its financial statements release, that the Board of Directors of Caverion proposes to the Annual General Meeting of Caverion to be held on March 27, 2023, that a dividend of EUR 0.20 per Share would be paid for the year 2022. In accordance with the terms and conditions of the Tender Offer, the Cash Offer Price and the Alternative Consideration are subject to adjustment in certain situations, including if the record date of any dividend or other distribution of funds by Caverion occurs prior to any of the settlements of the completion trades of the Tender Offer. Therefore, if the Annual General Meeting of Caverion decides on the distribution of a dividend, and if the record date of such dividend distribution occurs prior to any of the settlements of the completion trades of the Tender Offer, resulting in the distribution of such funds not being payable to the Offeror for Shares tendered in the Tender Offer either during the Offer Period or any Subsequent Offer Period, both the Cash Offer Price and the Alternative Consideration payable by the Offeror for such Shares will be reduced accordingly on a euro-for-euro basis. If Caverion would distribute a dividend of EUR 0.20 per Share, and the record date for such dividend would occur prior to any of the settlements of the completion trades of the Tender Offer, the Cash Offer Price for Shares settled after such dividend record date would be EUR 7.80 per Share, and the nominal amount of the Alternative Consideration Instruments or Deferred Payment Rights issued for Shares settled after such dividend record date would be EUR 8.30 per Share.

If the Offer Period expires on February 28, 2023, and the Tender Offer is completed, the Completion Date under the terms and conditions of the Tender Offer would occur by March 27, 2023, and the Offer Price payable for Shares tendered into the Tender Offer by February 28, 2023 would not be subject to adjustment for the dividend, and any dividend recorded by Caverion after March 27, 2023 would be payable to the Offeror. However, if the Offer Period is extended or in the event of a Subsequent Offer Period, it is possible that the record date of the dividend proposed to the Annual General Meeting would occur prior to the settlement of some or all of the completion trades of the Tender Offer, in which case the Cash Offer Price and Alternative Consideration would be adjusted as described above with respect to such Shares which are not settled to the Offeror at the time of the record date of the dividend.”

Supplements relating to the financial information of the Offeror

As described in the Tender Offer Document, the Offeror has prepared the first financial statements for the financial period of September 20, 2022 – December 31, 2022 in accordance with the Finnish Accounting Standards (“FAS”). The Offeror’s financial statements for the financial year September 20, 2022 – December 31, 2022 have been audited. Consequently, the Offeror amends the following sections of the Tender Offer Document as follows:

The table under the section “Summary Relating to the Alternative Consideration – Key Information on the Offeror – What Is the Key Financial Information Regarding the Offeror?” as well as the tables concerning Offeror’s income statement and balance sheet the under the section “Financial and Other Information” shall be amended by replacing the word “unaudited” with word “audited”.

The Offeror’s audited financial statements for the financial year September 20, 2022 – December 31, 2022 and the auditor’s report shall be added as Appendix J to the Tender Offer Document.

Supplements relating to Caverion’s financial statements release

Caverion published on February 9, 2023 its financial statements release for January 1, 2022 – December 31, 2022. Consequently, the Offeror amends the following sections of the Tender Offer Document as follows:

The first and second paragraphs of the section “Presentation of Caverion – Future Prospects Published by Caverion” shall be amended by replacing the following strikethrough passage with the passage that is underlined and set in bold:

“The future prospects of Caverion have been described in ~~the unaudited interim report of Caverion as at and for the nine months ended September 30, 2022~~ Caverion’s financial statements release for January 1, 2022 – December 31, 2022. See “~~Annex A: Financial Information of Caverion~~ Annex I: Caverion’s financial statements release for January 1, 2022 – December 31, 2022.

Information on risks to which Caverion is exposed has been presented in the annual report 2021 of Caverion published on March 2, 2022. Further information on Caverion’s short-term risks has been presented on ~~page 18 of the interim report published by Caverion on November 3, 2022~~ page 16 of Caverion’s financial statements release for January 1, 2022 – December 31, 2022.”

Availability of Documents

The Finnish language versions of the Tender Offer Document and this Supplement Document are available on the internet at www.caverion-offer.fi and www.nordea.fi/caverion-ostotarjous as of February 15, 2023. The English language translations of the Tender Offer Document and this Supplement Document are available on the internet at www.caverion-offer.com and www.nordea.fi/caverion-offer as of February 15, 2023.

The Finnish Financial Supervisory Authority (the “FIN-FSA”) has approved the Finnish language version of this Supplement Document but the FIN-FSA assumes no responsibility for the accuracy of the information presented therein. The decision number of the approval of the FIN-FSA is FIVA/2023/297. This Supplement Document has been translated into the English language. In the event of any discrepancy between the two language versions of the Supplement Document, the Finnish language version shall prevail.

The Tender Offer is not being made, directly or indirectly, in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa and the Tender Offer Document and this Supplement Document and any and all materials related thereto should not be sent in or into Australia, Canada, Hong Kong, Japan, New Zealand or South Africa (including by use of, or by any means or instrumentality, for example, e-mail, post, facsimile transmission, telephone or internet, of interstate or foreign commerce, or any facilities of a national securities exchange), and the Tender Offer cannot be accepted directly or indirectly or by any such use, means or instrumentality, in or from within Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Accordingly, copies of the Tender Offer Document and this Supplement Document and any related materials are not being, and must not be, mailed, forwarded, transmitted or otherwise distributed or sent in or into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa or, in their capacities as such, to custodians, trustees, agents or nominees holding Shares for Australian, Canadian, Hong Kong, Japanese, New Zealander or South African persons, and persons receiving any such documents (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send them in, into or from Australia, Canada, Hong Kong, Japan, New Zealand or South Africa. Any person accepting the Tender Offer shall be deemed to represent to the Offeror such person’s compliance with these restrictions and any purported acceptance of the Tender Offer that is a direct or indirect consequence of a breach or violation of these restrictions shall be null and void.

Information for Shareholders in the United States

Shareholders of Caverion in the United States are advised that the shares in Caverion are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder.

The Tender Offer is made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 (the “802 Exemption”) under the U.S. Securities Act of 1933 (the “U.S. Securities Act”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in the Tender Offer Document and this Supplement Document has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including the Tender Offer Document and this Supplement Document, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders.

As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. To the extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that (whether paid initially in cash or upon redemption of any Alternative Consideration Instruments) the offer price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate.

To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of the Tender Offer Document and this Supplement Document and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law.

Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer (including the offer of the Alternative Consideration Instruments), passed upon the merits or fairness of the Tender Offer (including the offer of the Alternative Consideration Instruments), or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer (including in relation to the Alternative Consideration Instruments). Any representation to the contrary is a criminal offence in the United States.

THE ALTERNATIVE CONSIDERATION INSTRUMENTS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND THE ALTERNATIVE CONSIDERATION INSTRUMENTS CONSTITUTE “RESTRICTED SECURITIES” PURSUANT TO THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITH UNITED STATES OR TO, OR FOR, THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR LOCAL SECURITIES LAWS.

The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer.

It may be difficult for Caverion’s shareholders and the holders of the Alternative Consideration Instruments to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in a non-U.S. jurisdiction and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders and the holders of the Alternative Consideration Instruments may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THE TENDER OFFER DOCUMENT OR THIS SUPPLEMENT DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THE TENDER OFFER DOCUMENT OR IN THIS SUPPLEMENT DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

Forward-looking Statements

This Supplement Document includes “forward-looking statements”, including statements about the expected timing and completion of the Tender Offer. Generally, words such as may, should, could, aim, will, would, expect, intend, estimate, anticipate, believe, plan, seek, contemplate, envisage, continue or similar expressions identify forward-looking statements.

These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond the control of the Offeror and could cause actual results to differ materially from those expressed or implied in these forward-looking statements.

Factors that could cause actual results to differ from such statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Tender Offer, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies, the risk that a condition to consummating the Tender Offer may not be satisfied, the ability of Caverion to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the Tender Offer, and other factors.

Although the Offeror believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such statements will be fulfilled or prove to be correct, and no representations are made as to the future accuracy and completeness of such statements. The Offeror undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable laws or by any appropriate regulatory authority. Any forward-looking statements contained in this Supplement Document speak only as at the date of this Supplement Document.

APPENDIX I - CAVERION’S FINANCIAL STATEMENTS RELEASE FOR JANUARY 1, 2022 – DECEMBER 31, 2022

I-1

Q4/2022 | 0 Q4/2022 Financial Statement Release 1-12/2022 I-2

Q4/2022 | 2

KEY FIGURES

EUR million	10-12/22	10-12/21	Change	1-12/22	1-12/21	Change
Revenue	682.9	585.3	16.7%	2,352.1	2,139.5	9.9%
Organic growth, %	14.9	-1.1		8.6	-2.0	
Adjusted EBITDA	53.8	44.5	21.1%	163.0	142.1	14.7%
Adjusted EBITDA margin, %	7.9	7.6		6.9	6.6	
EBITDA	39.8	23.0	72.8%	143.4	113.8	26.0%
EBITDA margin, %	5.8	3.9		6.1	5.3	
Adjusted EBITA	38.7	30.1	28.7%	105.8	87.7	20.7%
Adjusted EBITA margin, %	5.7	5.1		4.5	4.1	
EBITA	24.6	8.6	185.0%	86.1	59.4	44.9%
EBITA margin, %	3.6	1.5		3.7	2.8	
Operating profit	20.0	5.1	291.2%	69.9	43.5	60.6%
Operating profit margin, %	2.9	0.9		3.0	2.0	
Result for the period	13.1	1.6	739.4%	46.2	25.1	84.6%
Earnings per share, undiluted, EUR	0.09	0.01	1,067.0%	0.32	0.17	91.5%
Operating cash flow before financial and tax items	106.9	76.7	39.4%	144.3	103.8	39.0%
Order backlog				1,943.3	1,863.8	4.3%
Cash conversion (LTM), %				100.6	91.2	
Working capital				-141.4	-144.7	2.3%
Interest-bearing net debt				200.9	140.7	42.8%
Net debt/Adjusted EBITDA				1.2	1.0	
Gearing, %				89.1	69.8	
Equity ratio, %				19.8	19.0	
Personnel, end of period				14,490	14,298	1.3%

I-4

Q4/2022 | 3

Jacob Götzsche, President and CEO:

"Our year 2022 was marked by a clear profitability uplift as a result of the determined performance improvement actions made during the past years. Our revenue grew by 9.9 percent to EUR 2,352.1 (2,139.5) million and adjusted EBITA increased by 20.7 percent to EUR 105.8 (87.7) million in line with our guidance. Our EBITA was record-high during our nearly ten-year history as a publicly listed company and amounted to EUR 86.1 (59.4) million in 2022. Our earnings per share almost doubled from 2021. The performance improvement was supported by the overall revenue growth mainly in Services. In addition, our consistent efforts in improving project risk management have gradually resulted in healthier and more profitable project portfolio. This demonstrates our strong capability to deliver sustainable, profitable growth in line with our strategy that was updated during the year.

The positive momentum of the first nine months of the year continued also in the fourth quarter of 2022. Our fourth quarter revenue increased by 16.7 percent to EUR 682.9 (585.3) million and organic growth was 14.9 percent. The organic growth was partially driven by the increased costs of materials and external services, that we were able to successfully factor in our sales prices. We estimate this inflation impact to account for roughly one third of the organic growth.

Our adjusted EBITA improved by 28.7 percent to EUR 38.7 (30.1) million, or 5.7 (5.1) percent of revenue during the fourth quarter of 2022, even though the high sick leave levels and operating expense increases continued to negatively impact our profitability. Overall, our business has however proved to be relatively resilient to the rapid inflation. I am also pleased that we could improve our operating cash flow before financial and tax items to EUR 106.9 (76.7) million in the fourth quarter.

Our order backlog amounted to EUR 1,943.3 (1,863.8) million at the end of December, 4.3 percent higher compared to the previous year. We expect our solid order backlog to support revenue growth also going forward. Around 63.2 percent of our order backlog is estimated to be realised as revenue during 2023. The high inflation still continues to have some impact on the building technology market, although we have seen some first signs of the material price inflation cooling down. In 2023, we expect the underlying demand to be overall positive in Services. In Projects, we expect the underlying business activity to remain stable in 2023, however, the economic uncertainty may start to impact the demand environment negatively.

The effects of the corona pandemic continued to stabilise during the fourth quarter. We remain somewhat cautious with the pandemic as unpredictable virus variants and new waves of the pandemic may continue to emerge.

As part of the implementation of our Sustainable Growth strategy, we closed 12 acquisitions in 2022 with total annual revenue of EUR 94.3 million and welcomed more than 560 new colleagues from the acquired companies. In the fourth quarter, we closed three acquisitions bringing us additional capabilities in smart security services, refrigeration and technical installation. Our fourth quarter revenue increased by 4.1 percent as a result of acquisitions and divestments compared to the previous year. We continue to screen high quality companies that complement our existing capabilities or geographical footprint.

As we close the year 2022 with strong results, I would like to thank our customers, partners, shareholders and our almost 14,500 employees for their contribution during our journey so far. Updated status on the recent tender offers has been presented under "Events after the reporting period" in this report. The tender offers announced provide clear evidence that our goal to achieve Sustainable Growth by serving our customers along the entire lifecycle of the built environment and assisting in green transition to smart buildings is an attractive strategy."

I-5

Q4/2022 | 4 C_bSUfe aX fZW O]dS[‘W iSd a’ =ShWd[a’}e Tge[‘Wee during 2022 Lgee[S}e [‘hSe[a’ aX O]dS[‘W Sf fZW W’V aX @WTdgSdk ,*,, [‘UdWSeWV YWaba^[f[US^ fW’e[a’e WebWU[S^^k [’ ?gdabW overnight. The war has created uncertainties weakening the growth prospects in several countries where Caverion operates. The duration of the Ukrainian conflict and its future effects on the industry, and Caverion in particular, remain uncertain, and the overall situation remains highly volatile. Caverion divested its Russian subsidiary at the end of 2021 and has no operations in Ukraine or Belarus. Therefore, the impact of the conflict on Caverion is currently indirect. Caverion has experienced increases in material prices and delays in the supply chain and in decision-making, however Caverion continued to manage them on a daily basis without having a significant impact on performance during 2022. Market outlook for 2023 Caverion expects the underlying demand to be overall positive in Services during 2023. In Projects, Caverion expects the underlying business activity to remain stable in 2023. In Projects, however, the economic uncertainty may start to impact the demand environment negatively. The market instability resulting from the war in Ukraine and the high inflation are expected to dampen the willingness to invest in new construction. This scenario assumes a sufficient control of the corona pandemic impacts with no significant unforeseen setbacks in 2023 and no further escalation of the conflict in Ukraine. The digitalisation and sustainability megatrends are in many ways favourable to Caverion and they are believed to [‘UdWSeW VW_S’V Xad =ShWd[a’}e aXXWd[‘Ye Ya[‘Y XadiSdV( The increased energy efficiency requirements, and the increasing digitalisation, automation and technology requirements in the built environment remain strong, together with the urbanisation megatrend. Increasing awareness of sustainability is supported by both EU-driven regulations and national legislation setting higher targets and actions for energy efficiency and carbon-neutrality. The continued focus on energy efficiency and CO2 reduction activities and projects continues to support activity and business volume [’ =ShWd[a’}e abWdSf[‘Y W’h[da’_W’f. Financial and sustainability targets Caverion updated its financial targets in connection with publishing its updated strategy on 9 May 2022. Sustainability targets remained unchanged. Previous financial targets and results for 2021 are available at Caverion’s website at www.caverion.com/investors. Mid-term financial targets until the end of 2025 1-12/2022 Cash conversion (LTM) Operating cash flow before financial and tax items / EBITDA > 100% 100.6% Profitability Adjusted EBITA > 5.5% of revenue 4.5% Organic revenue growth 5›6’ j0[0 ip_l nb_ mnl[n_as j_lci^ 8.6% M&A revenue growth 4›5’ j0[0 ip_l nb_ mnl[n_as j_lci^ 2.2% Debt leverage Net debt/LTM Adjusted EBITDA < 2.5x 1.2x Dividend policy Distribute at least 50% of the result for the year after taxes, however, taking leverage level into account 62% * *Calculated as Dividend per earnings (%). Board of >[dWUfade} bdabaeS^ fa fZW ;’‘gS^ AW’WdS^ _WWf[‘Y( I-6

Q4/2022 | 5

Sustainability targets until 2025	2025 target	2022	2021
Decreasing our footprint			
Total carbon footprint defined and measured	100%	90%	80%
Increasing our handprint			
Our offering has a defined carbon handprint	100%	25%	20%
Carbon handprint over footprint (Scope 1–2)	5x	>3x	>2x
Caring for our people			
Lost Time Injury Frequency Rate (LTIFR)	<2	4.0	4.0
Share of female employees	15%	11%	11%
Our employees trained in sustainability	100%	30%*	N/A**
Ensuring sustainable value chain			
Supplier Code of Conduct sign-off rate	>90%	74%	66%
Our tender requests include sustainability criteria	100%	-	-

* Sustainability eLearning available since Q4/2022. During the year two other ESG related eLearnings conducted with performance rates of 97% (InfoSec eLEarning) and 97% (Code of Conduct eLEarning).

** Sustainability eLearning not yet available. Two other ESG related eLearnings conducted with performance rates of 86% (Safety eLearning) and 92% (Code of Conduct eLearning).

NEWS CONFERENCE, WEBCAST AND CONFERENCE CALL

Caverion will hold a news conference on its Financial Statement Release on Thursday, 9 February 2023, at 10.00 a.m. Finnish time (EET) at Hotel Kämp, Room Symposion, Helsinki, Finland. The news conference can be viewed live on Caverion's website at www.caverion.com/investors. It is also possible to participate in the event through a conference call by registering beforehand on the following link: https://palvelu.flik.fi/teleconference/?id=1009619. Phone numbers and the conference ID to access the conference will be provided after the registration. To ask a question, press *5 on your telephone keypad to enter the queue. More practical information on the news conference can be found on Caverion's website, www.caverion.com/investors.

Financial information to be published in 2023

Annual Review 2022 including the financial statements will be published during week 9/2023, at the latest. Interim/Half-yearly Reports for 2023 will be published on 27 April, 3 August and 3 November 2023.

Financial reports and other investor information are available on Caverion's website www.caverion.com/investors. The materials may also be ordered by sending an e-mail to IR@caverion.com.

CAVERION CORPORATION

For further information, please contact:

Mikko Kettunen, CFO, Caverion Corporation, tel. +358 50 347 7462, mikko.kettunen@caverion.com

Milena Hæggström, Head of Investor Relations and External Communications, Caverion Corporation, tel. +358 40 5581 328, milena.haeggstrom@caverion.com

Distribution: Nasdaq Helsinki, principal media, www.caverion.com

I-7

Q4/2022 | 6 Operating environment in the fourth quarter and in 2022 The economic uncertainty increased during 2022 due to the geopolitical tensions related to the Ukraine conflict, resulting in subsequent energy crisis, mounting inflation, rising interest rates and lowered economic growth prospects. Inflation accelerated during the year and the cost inflation related to material prices, including fuel costs, continued to impact also the building technology market. There have also been supply shortages and delays in some areas. Caverion has proactively taken various measures to optimise the supply chain and to manage pricing. Economic sentiment weakened in the EU during 2022 along with lower economic growth prospects. Also the corona pandemic still continued to have some impact on the operating environment through sick leaves. In Services, the market demand and general investment activity remained positive. Caverion has continued to see a general increasing interest for services supporting sustainability, such as energy management and advisory services, driven by regulation and by the expected governmental and EU stimulus packages supporting investments in green growth. There has also been increasing interest towards long-term and large-scale service agreements. Growth has been limited by the availability of competent workforce and delays in the supply chain. In Projects, the market demand remained mostly stable. The interest for energy improvement projects has picked up, driven by the focus on energy consumption due to the energy crisis. The market was impacted by increases in material prices, delays in decision-making and supply chain as well as uncertainty in the business environment, especially related to new construction. Order backlog ™ Despite the challenges posed by the operating environment, order backlog at the end of December increased by 4.3 percent to EUR 1,943.3 million from the end of December in the previous year (EUR 1,863.8 million). Around 63 percent of the order backlog is estimated to be realised as revenue during 2023. ™ At comparable exchange rates the order backlog increased by 6.3 percent from the end of December in the previous year. ™ Order backlog increased by 8.2 (14.1) percent in Services and decreased by 0.6 (+18.0) percent in Projects from the end of December in the previous year. Order backlog (EUR million) I-8

Q4/2022 | 7

Revenue

October–December

- Revenue for October–December was EUR 682.9 (585.3) million. Revenue increased by 16.7 percent compared to the previous year. At the previous year's exchange rates, revenue was EUR 696.4 million and increased by 19.0 percent compared to the previous year. Organic growth was 14.9 percent.
- Revenue increased by 4.1 (0.6) percent as a result of acquisitions and divestments.
- Revenue was negatively impacted by fluctuations in currency exchange rates of EUR 13.5 million, equalling a decrease of 2.3 percent. Changes in Swedish krona had a negative effect of EUR 9.9 million and also Norwegian krone had a negative effect of EUR 3.6 million.
- Revenue increased in all divisions as a result of increased underlying activity and partly indirectly due to inflation impact.
- Revenue was impacted by the general inflation through increased prices of materials and external services. The inflation impact is estimated to account for roughly one third of the organic growth.

Revenue

(EUR million)


2,155
579
2,139
585
2,352
683
2020
2021
2022

EUR million	10-12/ 2022	10-12/ 2021	Change	Change in comparable rates *	Organic growth **	Currency impact	Acquisitions and divestments impact
Services	466.2	390.1	19.5%	22.1%	15.6%	-2.6%	6.5%
Projects	216.8	195.3	11.0%	12.8%	13.3%	-1.8%	-0.5%
Group total	682.9	585.3	16.7%	19.0%	14.9%	-2.3%	4.1%

** Revenue change in local currencies*

*** Revenue change in local currencies, excluding acquisitions and divestments*

The revenue of the Services business unit increased and was EUR 466.2 (390.1) million in October–December, an increase of 19.5 percent, or 22.1 percent in local currencies.

The revenue of the Projects business unit was EUR 216.8 (195.3) million in October–December, an increase of 11.0 percent, or 12.8 percent in local currencies.

I-9

Q4/2022 | 8 ™ Revenue for January{December was EUR 2,352.1 (2,139.5) million. Revenue increased by 9.9 percent compared to the previous year. At the bdWh[age kWSd}e WjUZS’YW dSfWe& dWhW’gW iSe ?OL 2,371.9 million and increased by 10.9 percent compared to the previous year. Organic growth was 8.6 percent. ™ Revenue increased by 2.2 (-0.2) percent as a result of acquisitions and divestments. ™ Revenue was negatively impacted by fluctuations in currency exchange rates of EUR 19.8 million, equalling a decrease of 0.9 percent. Changes in Swedish krona had a negative effect of EUR 21.7 million and Norwegian krone had a positive effect of EUR 2.2 million. ™ Revenue increased in all divisions as a result of increased underlying activity and partly indirectly due to inflation impact. Revenue by business unit % of revenue 1-12/2022 Revenue by division % of revenue 1-12/2022 Change in Acquisitions and 1-12/ 1-12/ comparable Organic Currency divestments EUR million 2022 2021 Change rates * growth ** impact impact Services 1,570.1 1,402.4 12.0% 12.9% 9.5% -1.0% 3.4% Projects 782.0 737.1 6.1% 7.0% 6.8% -0.9% 0.1% Group total 2,352.1 2,139.5 9.9% 10.9% 8.6% -0.9% 2.2% The revenue of the Services business unit increased and was EUR 1,570.1 (1,402.4) million in January{ December, an increase of 12.0 percent, or 12.9 percent in local currencies. The revenue of the Projects business unit was EUR 782.0 (737.1) million in January{December, an increase of 6.1 percent, or 7.0 percent in local currencies. Caverion continued a selective approach in the Projects business. The share of Services revenue developed in line with the strategy. The Services business unit accounted for 66.8 (65.5) percent of Group revenue, and the Projects business unit for 33.2 (34.5) percent of Group revenue in January{December. I-10

Q4/2022 | 9

Revenue by Division and Business Unit

Revenue, EUR million	10-12/22	%	10-12/21	%	Change	1-12/22	%	1-12/21	%	Change
Sweden	132.4	19.4	121.7	20.8	8.8%	455.0	19.3	424.4	19.8	7.2%
Finland	120.7	17.7	109.2	18.6	10.6%	431.9	18.4	403.9	18.9	6.9%
Germany	112.5	16.5	99.7	17.0	12.8%	406.0	17.3	374.1	17.5	8.5%
Norway	105.0	15.4	92.8	15.8	13.2%	368.5	15.7	352.5	16.5	4.5%
Industry	80.5	11.8	71.3	12.2	13.0%	285.5	12.1	256.8	12.0	11.2%
Austria	75.1	11.0	51.8	8.8	44.9%	237.0	10.1	188.7	8.8	25.6%
Denmark	44.2	6.5	22.1	3.8	100.2%	122.1	5.2	80.0	3.7	52.6%
Other countries*	12.6	1.9	16.8	2.9	-24.8%	46.0	2.0	59.0	2.8	-22.0%
Group, total	682.9	100	585.3	100	16.7%	2,352.1	100	2,139.5	100	9.9%
Services	466.2	68.3	390.1	66.6	19.5%	1,570.1	66.8	1,402.4	65.5	12.0%
Projects	216.8	31.7	195.3	33.4	11.0%	782.0	33.2	737.1	34.5	6.1%

** Other countries include the Baltic countries and Russia. Caverion divested its Russian subsidiary in December 2021, which explains the year-on-year decline in revenue. Baltic countries revenue increased slightly in 2022 compared to last year.*

Profitability

Adjusted EBITA, EBITA and operating profit

October–December

- Adjusted EBITA for October–December increased to EUR 38.7 (30.1) million, or 5.7 (5.1) percent of revenue and EBITA to EUR 24.6 (8.6) million, or 3.6 (1.5) percent of revenue. Adjusted EBITA improved both in Services and Projects.
- Profitability improved during the period despite the cost inflation and higher sick leave levels. Caverion has managed to cover material cost increases in pricing and improve efficiency.
- Divisions Austria, Finland, Norway and Industry progressed well. Division Denmark continued the positive performance improvement.

Adjusted EBITA and margin

(EUR million)


3.9%
5.1%
5.7%
38.7
30.1
22.5
Q4/2020 Q4/2021 Q4/2022

The operating profit (EBIT) for October–December was EUR 20.0 (5.1) million, or 2.9 (0.9) percent of revenue.

Costs related to materials and supplies increased to EUR 183.4 (154.3) million and external services increased to EUR 136.9 (118.9) million in October–December. Personnel expenses increased to a total of EUR 249.0 (223.8) million for October–December. Other operating expenses amounted to EUR 74.3 (66.2) million. Other operating income decreased to EUR 0.5 (0.9) million.

Depreciation, amortisation and impairment amounted to EUR 19.8 (17.9) million in October–December. Of these EUR 15.1 (14.4) million were depreciations on tangible assets and EUR 4.7 (3.5) million amortisations on intangible assets. Of the depreciations, the majority related to right-of-use assets in accordance with IFRS 16 amounting to EUR 13.3 (12.7) million and EUR 1.8 (1.7) million related to machinery and equipment and other tangible assets. The amortisations were related to allocated intangibles on acquisitions amounting to EUR 1.8 (0.9) million as well as IT and developed solutions amounting to EUR 2.9 (2.6) million.

I-11

Q4/2022 | 10

January–December

- Adjusted EBITA for January–December increased to EUR 105.8 (87.7) million, or 4.5 (4.1) percent of revenue and EBITA to EUR 86.1 (59.4) million, or 3.7 (2.8) percent of revenue.
- Profitability improved during the period despite the cost inflation and higher sick leave levels. Both Services and Projects improved their profitability. Caverion has managed to cover material cost increases in pricing and improve efficiency.
- Divisions Austria, Finland, Industry and Norway progressed well. Division Denmark continued the positive performance improvement.

Adjusted EBITA and margin

(EUR million)


2.8%
4.1%
4.5%
60.6
87.7
105.8
1-12/2020
1-12/2021
1-12/2022

The operating profit (EBIT) for January–December was EUR 69.9 (43.5) million, or 3.0 (2.0) percent of revenue.

Costs related to materials and supplies increased to EUR 615.4 (523.9) million and external services increased to EUR 446.0 (398.4) million in January–December. Personnel expenses increased to a total of EUR 923.6 (889.9) million for January–December. Other operating expenses increased to EUR 226.1 (216.3) million. Other operating income amounted to EUR 2.3 (2.8) million.

Depreciation, amortisation and impairment amounted to EUR 73.5 (70.3) million in January–December. Of these EUR 57.2 (54.3) million were depreciations on tangible assets and EUR 16.2 (15.9) million amortisations on intangible assets. Of the depreciations, the majority related to right-of-use assets in accordance with IFRS 16 amounting to EUR 51.0 (48.3) million and EUR 6.2 (6.0) million related to machinery and equipment and other tangible assets. The amortisations were related to allocated intangibles on acquisitions amounting to EUR 5.9 (3.9) million as well as IT and developed solutions amounting to EUR 10.3 (12.1) million.

Adjusted EBITA and items affecting comparability (IAC)

EUR million	10-12/2022	10-12/2021	1-12/2022	1-12/2021
EBITA	24.6	8.6	86.1	59.4
EBITA margin, %	3.6	1.5	3.7	2.8
Items affecting comparability (IAC)				
- Capital gains and/or losses and transaction costs related to divestments and acquisitions	1.3	10.2	5.4	10.7
- Write-downs, expenses and income from major risk projects*	4.0	2.0	4.0	4.0
- Restructuring costs	0.0	1.4	1.1	2.9
- Other items**	8.8	7.8	9.2	10.6
Adjusted EBITA	38.7	30.1	105.8	87.7
Adjusted EBITA margin, %	5.7	5.1	4.5	4.1

** Major risk projects include only one old risk project in Germany during 2021 and 2022.*

*** In 2021 and 2022, provisions and legal and other costs for civil claims related to the German anti-trust matter. The fourth quarter of 2022 includes also EUR 2.5 million of advisory costs and personnel bonuses related to the ongoing public tender offer. In the fourth quarter of 2021 EUR 1.4 million previously capitalised expenses were booked as operative expenses due to change in accounting principle of implementation costs in cloud computing arrangements.*

I-12

Q4/2022 | 11

October–December

Transaction costs related to acquisitions and divestments totalled EUR 1.3 million in October–December.

January–December

There was a EUR 4.0 million write-down from the last separately identified major risk project. The company no longer expects to report items in this category under items affecting comparability going forward.

The Group's restructuring costs amounted to EUR 1.1 million. There were restructuring costs related to changes in the Group Management Board and Division Norway. Other items totalled EUR 9.2 million. Caverion settled certain civil claims related to its old cartel case in Germany, totalling EUR 6.7 million. Other items includes also EUR 2.5 million of advisory costs and personnel bonuses related to the ongoing public tender offers. Transaction costs related to acquisitions and divestments totalled EUR 5.4 million in January–December.

EBITA is defined as Operating profit + amortisation and impairment on intangible assets. Adjusted EBITA = EBITA before items affecting comparability (IAC). Items affecting comparability (IAC) in 2022 are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the profit of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write-downs, expenses and/or income from separately identified major risk projects; (3) restructuring expenses and (4) other items that according to Caverion management's assessment are not related to normal business operations. In 2021 and 2022, major risk projects include only one old risk project in Germany reported under category (2). In 2021 and 2022, provisions and legal and other costs for civil claims related to the German anti-trust matter were reported under category (4). Category (4) includes also advisory costs and personnel bonuses related to the ongoing public tender offer and in 2021, previously capitalised expenses that were booked as operative expenses due to a change in the accounting principle of implementation costs in cloud computing arrangements .

Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation and impairment relating to restructurings.

Result before taxes, result for the period and earnings per share

Result before taxes amounted to EUR 60.9 (34.9) million, result for the period to EUR 46.2 (25.1) million, and earnings per share to EUR 0.32 (0.17) in January–December. Net financing expenses in January–December were EUR 9.0 (8.6) million. This includes an interest cost on lease liabilities amounting to EUR 4.1 (3.8) million. In January-March 2022, net finance expenses included one-off exchange settlement cost related to bond refinancing amounting to EUR 1.2 million.

The Group's effective tax rate was 24.1 (28.2) percent in January–December 2022. Income taxes in the income statement amounted to EUR 14.7 (9.8) million.

Capital expenditure, acquisitions and disposals

Gross capital expenditure on non-current assets (excluding capital expenditure on leased assets), including acquisitions, totalled EUR 112.8 (26.0) million in January–December, representing 4.8 (1.2) percent of revenue. Investments in information technology totalled EUR 8.5 (8.0) million representing 0.4 (0.4) percent of revenue. IT investments continued to be focused on building a harmonised IT infrastructure and common platforms, with migration to the cloud. Caverion SmartView and mobile tools were also further developed. Acquisitions were EUR 98.8 (13.8) million and other investments amounted to EUR 5.5 (4.2). The investments in acquisitions were the largest in the history of Caverion as a listed company in line with the company's Sustainable Growth Strategy.

On 3 January 2022, Caverion closed on an agreement to acquire the business of Frödéns Ventilation AB in Sweden. Frödéns offers service and maintenance, inspections, energy optimisations and smaller projects in the area of ventilation and mainly operates in the Jönköping area. The revenue of Frödéns amounted to EUR 2.7 million in 2021 and the company had 12 employees at the time of the acquisition. The transaction value was not disclosed.

I-13

Q4/2022 | 12

On 1 April 2022, Caverion closed on an agreement to acquire the shares of DI-Teknik A/S in Denmark. DI-Teknik is one of Denmark's largest industrial automation companies with around 185 employees at the time of the acquisition. The company's revenue in 2020/2021 amounted to EUR 27.8 million. This acquisition brought completely new expertise and capabilities in industrial automation to Caverion in Denmark. On 1 April 2022, 80% of DI-Teknik's shares transferred into Caverion's ownership and Caverion is committed to acquire the remaining 20% of the shares at the latest in April 2026. The transaction value was not disclosed.

On 1 May 2022, Caverion closed on an agreement to acquire the business of Kaldt og Varmt AS in Norway. Kaldt og Varmt is a heating and cooling specialist based in Askim, Norway. The acquisition complemented Caverion's service offering in the region and five employees were transferred into Caverion's service. The acquisition is expected to bring approximately EUR 1 million in revenue for Caverion. The purchase price was not disclosed.

On 2 May 2022, Caverion closed on an agreement to acquire the shares of the Finnish Wind Controller JV Oy ("WiCo"). The transaction included WiCo's subsidiaries WiCo Inspections Oy and WiCo Safety Oy. WiCo is the leading technical consultant and service provider for the Finnish wind power industry. Its customer base includes turbine suppliers and wind farm owners, operators and developers. By entering the wind power segment, Caverion widened its offering in the energy sector. The transaction also complemented Caverion's strong expertise in the energy industry and supported its growth strategy. WiCo had approximately 40 employees at the time of the acquisition and its revenue was EUR 5.1 million in 2021. The purchase price was not disclosed.

On 11 May 2022, Caverion closed on an agreement to acquire the shares of the Finnish WT-Service Oy. WT-Service provides industrial maintenance, installation and project services in the Vaasa region in Finland. The acquisition strengthened Caverion's regional footprint with new experts and a solid customer base. The company had 17 employees at the time of the acquisition and its revenue was EUR 1.7 million in 2021. The purchase price was not disclosed.

On 1 July 2022, Caverion closed on an agreement to acquire the shares of the Finnish Visi Oy. Visi is an industrial security service specialist providing industrial video and access control services as well as work and safety communication services. The acquisition supported Caverion's sustainable growth strategy and strengthened the Group's capabilities in technical security services. Visi had 22 employees at the time of the acquisition and the company's revenue amounted to EUR 4.6 million for the financial year ending in April 2022. The purchase price was not disclosed.

On 2 August 2022, Caverion closed on an agreement to acquire all the shares in PORREAL GmbH in Austria, also including its fully owned subsidiary ALEA GmbH (together "PORREAL Group"). PORREAL Group offers technical and soft facility services in Austria thus strengthening Caverion's position in the Austrian facility services market. The stand-alone revenues of PORREAL and ALEA amounted to EUR 23.3 million and EUR 12.0 million in 2021, respectively. PORREAL Group employed approximately 380 employees at the time of the acquisition, 120 of which were employed by PORREAL GmbH. The purchase price was not disclosed. Caverion divested the shares of ALEA GmbH on 28 December 2022.

On 31 August 2022, Caverion closed on an agreement to acquire the shares of the Swedish Elicentra AB. Elicentra provides electrical installation services in the Sundsvall area in Sweden and had 18 employees at the time of the acquisition. The acquisition strengthened Caverion's regional service offering in the area of electrification. Elicentra's revenue for the financial year ending in June 2022 amounted to EUR 2.4 million. The purchase price was not disclosed.

On 1 September 2022, Caverion closed on an agreement to acquire the shares of the Danish CS electric A/S. CS electric is a leading player in Denmark in technical engineering, electrification and automation services. The acquisition supported Caverion's sustainable growth strategy and expanded its footprint especially in the marine, energy and industrial customer segments. CS electric employed approximately 70 people at the time of the acquisition and its revenue amounted to EUR 13.4 million in 2021. The purchase price was not disclosed.

On 1 October 2022, Caverion closed on an agreement to acquire the shares of the Norwegian Simex Klima & Kulde AS. The company is one of Norway's Stavanger region's leading suppliers in technical installations of indoor climate, cooling and heat pump systems for commercial buildings. The acquisition complemented Caverion's service capacity in the region and strengthened its market position. Simex Klima & Kulde had 25 employees at the time of the acquisition and the company's 2021 revenue amounted to EUR 4.2 million. The purchase price was not disclosed.

On 30 November 2022, Caverion closed on an agreement to acquire the shares of the Finnish LukkoPro Oy. LukkoPro specialises in locking and safety services and its digital services offering includes the EasyKey automated key management service. The acquisition broadened Caverion's offering in smart security services. LukkoPro had 35 employees at the time of the acquisition and the company's 2021 revenue amounted to EUR 5.6 million. The purchase price was not disclosed.

I-14

Q4/2022 | 13 On 1 December 2022, Caverion closed on an agreement to acquire Carrier’s food retail refrigeration business in Finland. The acquisition strengthened Caverion’s refrigeration business and expertise and also brought Carrier’s market-leading food refrigeration product portfolio to Caverion’s offering. 17 employees were transferred into Caverion’s service in the acquisition and it is expected to bring approximately EUR 1.7 million in revenue for Caverion. The purchase price was not disclosed. On 31 December 2022, Caverion acquired Metsä Fibre Oy’s shares in Oy Botnia Mill Service Ab (50.17%) as a part of an arrangement where Metsä Fibre took over the maintenance operations of their pulp mills and the Rauma sawmill as well as the related workshop and design services. These operations were previously performed by Oy Botnia Mill Service Ab, a joint venture company owned by the parties. Apart from the share purchase, the transaction was treated as a termination of an outsourcing agreement. On 27 October 2022, Caverion signed an agreement to SUcg[dW NG Pa[_S Ydagb}e egTefSf[a’ S’V transmission line business in Finland and Estonia. The SUcg[e[f[a’ i[^^ efdW’YfZW’ =ShWd[a’}e bdWeW’UW [’ fZW energy sector and enable growth especially in the substation business. In 2021, the revenue of TM Pa[_S Ydagb}e egTefSf[a’ S’V fdS’e_[ee[a’ ^[‘W business amounted to EUR 30.5 million and the number of employees was 66. The completion of the acquisition required the approval by the Finnish Competition and Consumer Authority and the acquisition was closed on 1 February 2023. The purchase price was not disclosed. GadW [‘Xad_Sf[a’ a’ =ShWd[a’}e SUcg[e[f[a’e [’ the review period can be found in Note 5 to this Financial Statement Release. On 28 December 2022, Caverion sold ALEA GmbH, an Austrian provider of soft facility services with 230 employees, to Avalon GmbH. ALEA was acquired in August 2022 as a part of the acquisition of PORREAL Group. The divestment did not have a material effect on Caverion’s revenue or profitability. The transaction price was not disclosed. A disposal affecting comparability between the periods is that in the end of December 2021, Caverion mif^ nb_ mb[l_ ][jcn[f i’ cnm mo\mc^c[ls LUE †E[p_lcih Tom‡ ch Tommc[ ni Cim Cosmetics Rus, LTD. The transaction covered =ShWd[a’}e W’f[dW abWdSf[a’e [’ Russia which were focused on the St. Petersburg and Moscow regions. The divested business had a revenue of EUR 13.9 million in 2021 and employed 421 persons at the end of the year. The divestment of the Russian subsidiary was a part of Caverion’s strategy to focus on the Group’s core businesses in its main market areas and to improve the Group’s financial performance. Cash flow, working capital and financing ™ NZW Adagb}e abWdSf[‘Y USeZ X^ai TWXadW X[’S’U[S^ and tax items improved to EUR 144.3 (103.8) million in January{December and cash conversion (LTM) was 100.6 (91.2) percent. The cash flow was negatively impacted by the payment of EUR 8.8 million for civil claims relating to the German anti-trust matter. The respective cost was recognised in 2021 and reported in items affecting comparability in 2021. ™ NZW Adagb}e XdWW USeZ X^ai amounted to EUR 32.9 (67.2) million. Cash flow after investments was EUR 23.4 (58.2) million. ™ NZW Adagb}e iad][‘Y USb[fS^ iSe EUR -141.4 (-144.7) million at the end of December. Working capital improved by EUR 65.6 million during the fourth quarter. Operating cash flow before financial and tax items (EUR million) Working capital (EUR million) In October{December& fZW Adagb}e abWdSf[‘Y USeZ flow before financial and tax items improved to EUR 106.9 (76.7) million. NZW Adagb}e XdWW USeZ X^ai improved to EUR 88.1 (64.9) million. Cash flow after investments was EUR 86.2 (62.1) million. The amount of trade and POC receivables increased to EUR 611.2 (541.9) million and other current receivables decreased to EUR 31.6 (33.8) million. On the liabilities side, advances received increased to EUR 286.2 (261.3) million, other current liabilities increased to EUR 293.3 (278.3) million and trade and POC payables increased to EUR 227.1 (197.7) million. I-15

Q4/2022 | 14

Caverion's cash and cash equivalents amounted to EUR 81.2 (130.9) million at the end of December. In addition, Caverion had undrawn revolving credit facilities amounting to EUR 100.0 million and undrawn overdraft facilities amounting to EUR 19.7 million.

The Group's gross interest-bearing loans and borrowings excluding lease liabilities amounted to EUR 144.6 (135.9) million at the end of December, and the average effective interest rate was 3.0 (2.6) percent. Approximately 39 percent of the loans have been raised from banks and other financial institutions and approximately 61 percent from capital markets. Lease liabilities amounted to EUR 137.5 (135.7) million at the end of December 2022, resulting to total gross interest-bearing liabilities of EUR 282.0 (271.6) million.

- The Group's interest-bearing net debt excluding lease liabilities amounted to EUR 63.4 (5.0) million at the end of December and including lease liabilities to EUR 200.9 (140.7) million. The net debt was impacted by investments in the acquisitions with a negative cash flow effect of EUR 85.3 million in January-December 2022 and dividend payment of EUR 23.2 million.
- At the end of December, the Group's gearing was 89.1 (69.8) percent and the equity ratio 19.8 (19.0) percent.

Interest-bearing net debt
(EUR million)


119
141
201
Q4/2020
Q4/2021
Q4/2022

Caverion has a balanced debt maturity profile, where most of the long-term debt matures in 2025 and in 2027.

In February Caverion issued a senior unsecured bond of EUR 75 million with an issue price of 99.425 percent. The 5-year bond matures on 25 February 2027 and carries a fixed annual interest of 2.75 percent. Also, Caverion carried out a tender offer for the EUR 75 million bond maturing in March 2023 resulting to a EUR 71.5 million acceptance level. The new bond extends the maturity profile, lowers the interest expenses and supports Caverion's strategy for sustainable profitable growth.

On 15 May 2020 Caverion issued a EUR 35 million hybrid bond, an instrument subordinated to the company's other debt obligations and treated as equity in the IFRS financial statements. The hybrid bond does not confer to its holders the rights of a shareholder and does not dilute the holdings of the current shareholders. The coupon of the hybrid bond is 6.75 percent per annum until 15 May 2023. The hybrid bond does not have a maturity date but the issuer is entitled to redeem the hybrid for the first time on 15 May 2023, and subsequently, on each coupon interest payment date. If the hybrid bond is not redeemed on 15 May 2023, the coupon will be changed to 3-month EURIBOR added with a Re-offer Spread (706.8 bps) and a step-up of 500bps.

Caverion's external loans are subject to a financial covenant based on the ratio of the Group's net debt to EBITDA according to the calculation principles confirmed with the lending parties. The financial covenant shall not exceed 3.5:1. Caverion is in compliance with the quarterly monitored financial covenant.

I-16

Q4/2022 | 15

PERSONNEL

- Caverion Group employed 14,570 (14,831) people on average in January–December 2022. At the end of December, the Group employed 14,490 (14,298) people. Personnel expenses for January–December increased to EUR 923.6 (889.9) million.
- Employee safety continued to be a high focus area also in 2022. Due to the corona situation, many extra actions have been taken to protect the employees, to organise the work in a way that it is safe to complete and to establish different supportive trainings, tools and communication methods. However, due to the corona pandemic, sick leave levels increased significantly compared to the previous year.
- The Group's accident frequency rate at the end of December was 4.0 (4.0).

Personnel by division

at the end of December 2022


Finland 20%
Sweden 18%
Industry 13%
Norway 16%
Germany 15%
Austria 7%
Denmark 5%
Other countries 5%
Group services 1%

Personnel by division, end of period	12/2022	9/2022	Change	12/2022	12/2021	Change
Finland	2,894	2,836	2%	2,894	2,819	3%
Sweden	2,559	2,521	2%	2,559	2,528	1%
Norway	2,344	2,325	1%	2,344	2,331	1%
Germany	2,225	2,218	0%	2,225	2,177	2%
Industry	1,850	2,299	-20%	1,850	2,243	-18%
Austria	1,023	1,245	-18%	1,023	903	13%
Denmark	759	773	-2%	759	528	44%
Other countries	666	654	2%	666	609	9%
Group Services	170	166	2%	170	160	6%
Group, total	14,490	15,037	-4%	14,490	14,298	1%

Information on the effect of acquisitions on Group personnel can be found in Note 5 to this Financial Statement Release.

Changes in Caverion's Group Management Board and organisation structure

Deputy CEO Thomas Hietto, responsible for Services, Sustainability & Smart City Solutions, resigned as of 28 January 2022. Group Management Board member Kari Sundbäck, responsible for Strategy, Marketing & Communications and Supply Operations, assumed interim responsibility for Services as well as Sustainability & Smart City Solutions on top of his other responsibilities.

As Caverion announced on 10 February 2022, Kari Sundbäck initially took responsibility for Services business, smart technologies, advisory, engineering and digital solutions as well as for strategic and operations development. As of 1 August 2022 Sundbäck is responsible for Services business, smart technologies, advisory, engineering and digital solutions as well as for sustainability.

Reinhard Poglitsch was appointed as EVP, Head of Commercial, responsible for International customers and commercial development as of 14 March 2022. Poglitsch joined Caverion after a long career in ISS, a global provider of facility services. His most recent position was as Commercial Director, ISS Europe, during 2019–2021. He is also a Group Management Board member of Caverion.

Mikko Kettunen was appointed as CFO of Caverion Group and a member of the Group Management Board of Caverion as of 22 August 2022. Kettunen's latest position has been the CFO of the Finnish stock-listed composite solutions manufacturer Exel Composites Plc, where he has also acted earlier in a combined role as CFO and Business Unit Manager for Finland.

I-17

Q4/2022 | 16 Riitta Palomäki held the position of interim CFO in March›August 2022. The previous CFO Martti Ala-Härkönen had resigned to join another company and continued as CFO until 31 March 2022. SIGNIFICANT SHORT-TERM RISKS AND UNCERTAINTIES NZWdW ZShW TWW’ ‘a _SfWd[S^ UZS’YWe [’ =ShWd[a’}e significant short-term risks and uncertainties reported in the Interim Report Q3/2022. Those risks and uncertainties are still valid. The most significant factor creating uncertainty is the war in Ukraine and its potential implications on the operating environment of Caverion. The impacts of the war a’ =ShWd[a’}e business during 2022 have been described earlier in nb_ l_jiln ch †Kgj[]nm of the Ukraine war a’ =ShWd[a’}e \omch_mm ^olcha 4244‡0 Further escalation or prolongation of the conflict or regional unrest in neighbouring areas could negatively affect Caverion’s operating environment. The short-term risks related to the lack of availability of materials and supply as well as the increase in material prices are still valid. The same applies to the risk of rising energy and fuel prices. Possible problems with the availability and cost of materials, labour, energy and fuel may impact the operating environment in the near future. These risks have already partly materialised. The key measures how Caverion is managing the situation include price increase clauses in tenders and agreements covering these costs. The soaring inflation in the EU countries poses several risks and may lead to a recession within the EU and also wider. The situation may have an impact on the market demand going forward due to a weakening economic sentiment. The potential risk is balanced by the growing need for energy efficiency in the built environment where Caverion is able to support its customers. Cyber risks have increased due to the Ukraine crisis. There have been concrete cases of cyber-attacks on business enterprises and government authorities. Government authorities have warned of an increasing amount of cyber-attacks. Caverion has improved the Ua_bS’k}e UkTWd eWUgd[fk abWdSf[a’e S’V fWUZ’a^aY[We continuously and is well prepared against cyber security threats. However, it cannot be excluded that also Caverion could face cyber-attacks with potential impact on operations. The impacts of the corona pandemic and the actions taken by the company are summarised separately after this section and described earlier in the report in nb_ †O[le_n ionfiie in 2025‡ [h^ †Operating environment in the fourth quarter and in 2022‡0 Financial risks have been described in more detail in the financial tables of this Financial Statement Release under Note 7 †Hch[h]c[f lcme g[h[a_g_hn‡0 The comprehensive description of Caverion}s key risks is available on the ca_bS’k}e iWTe[fW www.caverion.com/investors. IMPACT OF CORONA PANDEMIC ON CAVERION The corona pandemic continued to negatively impact =ShWd[a’}e Tge[‘Wee [’ ,*,,( QZ[^W fZWdW iSe ^Wee impact on the demand, the level of sick leaves was particularly high in the Nordics and also higher than normally in Central Europe especially during the first half of the year 2022. During the second half of the year 2022, the effects of the pandemic started to normalise but it still had an impact on business. The business volume and the amount of new order [‘fS]W SdW [_badfS’f VWfWd_[’S’fe aX =ShWd[a’}e performance. Despite the somewhat more optimistic outlook of the corona pandemic, a negative scenario whereby new waves of the corona pandemic or new pandemics would emerge cannot be ruled out. BaiWhWd& S ^SdYW bSdf aX =ShWd[a’}e eWdh[UWe [e h[fS^ [’ keeping critical services for buildings, industries and infrastructure up-and-running at all times. Should the new waves of the corona pandemic or new bS’VW_[Ue W_WdYW& =ShWd[a’}e Tge[‘Wee iag^V TW exposed to various risks. These include, for example, suspension or cancellation of existing contracts by customers, lack of demand for new services, absenteeism of employees and subcontractor staff, closures of work sites and other work premises by customers or authorities and defaults in customer payments. I-18

Q4/2022 | 17

RESOLUTIONS PASSED AT THE ANNUAL GENERAL MEETING

Caverion Corporation's Annual General Meeting, which was held on 28 March 2022 in Helsinki under the so-called Temporary Act without the shareholders' or their proxy representatives' presence at the meeting venue, adopted the Financial Statements and the consolidated Financial Statements for the year 2021 and discharged the members of the Board of Directors and the President and CEOs from liability. In addition, the Annual General Meeting resolved on the use of the profit shown on the balance sheet and the payment of dividend, the approval of the presented Remuneration Report for Governing Bodies, on the composition of members of the Board of Directors and their remuneration, the election of the auditor and its remuneration as well as authorised the Board of Directors to decide on the repurchase of the company's own shares and/or acceptance as pledge of own shares as well as share issues.

The Annual General Meeting elected a Chairman, a Vice Chairman and five (5) ordinary members to the Board of Directors. Mats Paulsson was elected as the Chairman of the Board of Directors, Markus Ehrnrooth as the Vice Chairman and Jussi Aho, Joachim Hallengren, Thomas Hinnerskov, Kristina Jahn and Jasmin Soravia as members of the Board of Directors for a term of office expiring at the end of the Annual General Meeting 2023. The stock exchange release on the resolutions passed at the Annual General Meeting is available on Caverion's website at http://www.caverion.com/newsroom.

The Board of Directors held its organisational meeting on 28 March 2022. At the meeting the Board decided on the composition of the Human Resources Committee and the Audit Committee. A description of the committees' tasks and charters are available on Caverion's website at www.caverion.com/investors - Corporate Governance.

DIVIDENDS AND DIVIDEND POLICY

The Board of Directors proposes to the Annual General Meeting to be held on 27 March 2023 that a dividend of EUR 0.20 per share will be paid for the year 2022.

The Annual General Meeting, held on 28 March 2022, approved the proposal of the Board of Directors according to which a dividend of EUR 0.17 per share was paid from the distributable funds of the company for the financial year 2021. The dividend was paid to shareholders who on the record date of the dividend payment 30 March 2022 were recorded in the shareholders' register held by Euroclear Finland Oy. The dividend was paid on 6 April 2022.

Caverion's dividend policy is to distribute as dividends at least 50 percent of the result for the year after taxes, however, taking leverage level into account. Even though there are no plans to amend this dividend policy, there is no guarantee that a dividend or capital redemption will actually be paid in the future, and also there is no guarantee of the amount of the dividend or return of capital to be paid for any given year.

SHARES AND SHAREHOLDERS

The Caverion Corporation is a public limited company organised under the laws of the Republic of Finland, incorporated on 30 June 2013. The company has a single series of shares, and each share entitles its holder to one vote at the General Meeting of the company and to an equal dividend. The company's shares have no nominal value.

Share capital and number of shares

The number of shares was 138,920,092 and the share capital was EUR 1,000,000 on 1 January 2022. Caverion held 2,502,467 treasury shares on 1 January 2022. At the end of the reporting period, the total number of shares in Caverion was 138,920,092. Caverion held 2,447,447 treasury shares on 31 December 2022, representing 1.76 percent of the total number of shares and voting rights. The number of shares outstanding was 136,472,645 at the end of December 2022.

The Board of Directors of Caverion Corporation decided on a directed share issue without payment for Caverion's Restricted Share Plan 2019–2021 reward

I-19

Q4/2022 | 18

payment, as described in stock exchange release published on 24 February 2022. In the directed share issue without payment, 55,020 Caverion Corporation shares held by the company were on 24 February 2022 conveyed to 22 key employees according to the terms and conditions of the plan. No new shares were issued in connection with the plan and therefore the plan had no diluting effect. The decision on the directed share issue without payment was based on the authorisation granted to the Board of Directors by the Annual General Meeting of Shareholders held on 24 March 2021. Prior to the directed share issue, Caverion held a total of 2,502,467 treasury shares, of which 2,447,447 treasury shares remained with the company after the conveyance.

Caverion's Board of Directors approved in December 2021 the commencement of a new plan period 2022-2024 in the share-based long-term incentive scheme. The scheme is based on a performance share plan (PSP) structure targeted to Caverion's management and selected key employees. The Board approved at the same time the commencement of a new plan period 2022–2024 in the Restricted Share Plan (RSP) structure, which is a complementary share-based incentive structure for specific situations. More information on the plans have been published in a stock exchange release on 14 December 2021. Any potential share rewards based on PSP 2022–2024 and RSP 2022–2024 will be delivered in the spring 2025.

Caverion's long-term share-based incentive schemes for the Group's senior management and key employees were approved by the Board of Directors in December 2015 and in December 2018. The targets set for the Performance Share Plan 2019–2021 were not achieved, and no rewards thereof were paid. If all targets will be achieved, the share rewards subject to Board approval will comprise a maximum of approximately 1.6 million Caverion shares (gross before the deduction of applicable taxes) for each of PSP 2020–2022, PSP 2021–2023 as well as PSP 2022–2024.

The Restricted Share Plan (RSP) is based on a rolling plan structure originally announced on 18 December 2015. The commencement of each new plan within the structure is conditional on a separate Board approval. Share allocations within the Restricted Share Plan will be made for individually selected key employees in specific situations. Each RSP plan consists of a three-year vesting period after which the allocated share rewards will be delivered to the participants provided that their employment with Caverion continues at the time of the delivery of the share reward. The potential share rewards based on the Restricted Share Plans for 2020–2022, 2021–2023 as well as 2022–2024 total a maximum of approximately 480,000 shares (gross before the deduction of applicable payroll tax). Of these plans, a maximum of 230,000 shares will be delivered in the spring of 2023, a maximum of 165,000 shares in the spring of 2024 and a maximum of 85,000 shares in the spring of 2025.

The public tender offers made for Caverion's shares can have an effect on the payments made under Caverion's outstanding share incentive plans. Additional information on the possible effects can be found in North Holdings 3 Oy's tender offer document published on 24 November 2022.

More information on the share-based incentive plans has been published in stock exchange releases.

Caverion has not made any decision regarding the issue of option rights or other special rights entitling to shares.

Authorisations of the Board of Directors

Authorising Caverion's Board of Directors to decide on the repurchase and/or on the acceptance as pledge of own shares of the company

The Annual General Meeting of Caverion Corporation, held on 28 March 2022, authorised the Board of Directors to decide on the repurchase and/or on the acceptance as pledge of the company's own shares in accordance with the proposal by the Board of Directors. The total number of own shares to be repurchased and/or accepted as pledge shall not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the company. The company may use only unrestricted equity to repurchase own shares on the basis of the authorisation. Purchase of own shares may be made at a price formed in public trading on the date of the repurchase or otherwise at a price formed on the market. The Board of Directors resolves on the manner in which own shares will be repurchased and/or accepted as pledge. Repurchase of own shares may be made using, inter alia, derivatives. The repurchase and/or acceptance as pledge of own shares may be made otherwise than in proportion to the share ownership of the shareholders (directed repurchase or acceptance as pledge).

The authorisation cancelled the authorisation given by the Annual General Meeting on 24 March 2021 to decide on the repurchase and/or acceptance as pledge of the company's own shares. The authorisation is valid until 28 September 2023. The Board of Directors has not used the authorisation to decide on the repurchase of the company's own shares during the period.

As part of the implementation of the Matching Share Plan announced on 7 February 2018, the company has

I-20

Q4/2022 | 19 accepted as a pledge the shares acquired by those key employees who took a loan from the company. As a result, Caverion had 623,122 Caverion Corporation shares as a pledge at the end of the reporting period on 31 December 2022. The Annual General Meeting of Caverion Corporation, held on 28 March 2022, authorised the Board of Directors to decide on share issues in accordance with the proposal by the Board of Directors. The total number of shares to be issued under the authorisation may not exceed 13,500,000 shares, which corresponds to approximately 9.7% of all the shares in the company. The Board of Directors decides on all the conditions of the issuance of shares. The authorisation concerns both the issuance of new shares as well as the transfer of treasury shares. The issuance of shares _Sk TW USdd[WV agf [’ VWh[Sf[a’ Xda_ fZW eZSdWZa^VWde} pre-emptive rights (directed issue). The authorisation can be used, e.g. in order to develop the Ua_bS’k}e capital structure, to broaden the Ua_bS’k}e ownership base, to be used as payment in corporate acquisitions or when the company acquires assets relating to its Tge[‘Wee S’V Se bSdf aX fZW Ua_bS’k}e incentive programs. The authorisation cancelled the authorisation given by the Annual General Meeting on 24 March 2021 to decide on the issuance of shares. The authorisation is valid until the end of the next Annual General Meeting, however no later than 30 June 2023. The Board of Directors has not used the current authorisation to decide on share issues during the period. The decision on the directed share issue qcnbion j[sg_hn ^_m]lc\_^ oh^_l †Ub[l_ ][jcn[f [h^ hog\_l i’ mb[l_m‡ qas based on the previous authorisation. Trading in shares The closing price of Caverion’s share was EUR 6.39 at the end of the year 2021. The closing rate on the last trading day of the review period on 31 December 2022 was EUR 6.93. The share price increased by 8 percent during January{December. The highest price of the share during the review period January{December was EUR 6.98, the lowest was EUR 4.09 and the average price was EUR 5.68. Share turnover on Nasdaq Helsinki in January{December amounted to 33.4 million shares. The value of share turnover was EUR 190.3 million (source: Nasdaq Helsinki). Caverion’s shares are also traded in other marketplaces, such as Cboe and Turquoise. The market capitalisation of the Caverion Corporation at the end of the review period was EUR 945.8 million. Market capitalisation has been calculated excluding the 2,447,447 shares held by the company as per 31 December 2022. Public tender offer for the shares in Caverion Corporation A consortium of investors led by Bain Capital announced in the name of North Holdings 3 Oy on 3 November 2022 a public tender offer to the shareholders of Caverion. The Board of Directors of Caverion, represented by a quorum comprising the non-conflicted members of the Board of Directors, then unanimously decided to recommend that the shareholders of Caverion accept the tender offer. More information can be found in the stock exchange releases published on 3 November 2022 and 18 November 2022 as well as in the tender offer document published on 24 November 2022. More updated information related to the tender offer and a subsequent competing tender offer has also \__h jl_m_hn_^ oh^_l nb_ m_]ncih †Gp_hnm [‘n_l nb_ review j_lci^‡0 Number of shareholders and flagging notifications At the end of December 2022, the number of registered shareholders in Caverion was 26,409 (9/2022: 30,273). At the end of December 2022, a total of 36.4 percent of the shares were owned by nominee-registered and non-Finnish investors (9/2022: 29.2%). Caverion Corporation received on 5 January 2022 an announcement under Chapter 9, Section 5 of the Finnish Securities Markets Act, according to which the holding of Antti Herlin in Caverion Corporation through Security Trading Oy (a company owned by Antti Herlin) had exceeded the threshold of 15 percent on 5 January 2022, as Security Trading Oy acquired 100% of the share capital in Hisra Consulting and Finance Oy. The combined direct and indirect holding of Antti Herlin and Security Trading in Caverion increased to 21,054,392 shares, corresponding to 15.1558 percent aX =ShWd[a’}e eZSdWe S’V haf[‘Y d[YZfe( ObVSfWV ^[efe aX =ShWd[a’}e ^SdYWef eZSdWZa^VWde S’V ownership structure by sector as per 31 December 2022& SdW ShS[^ST^W a’ =ShWd[a’}e iWTe[fW Sf www.caverion.com/investors. I-21

Q4/2022 | 20 Board of Directors’ proposal for the distribution of distributable equity The distributable equity of the parent company Caverion Corporation on 31 December 2022 (EUR) Retained earnings 40,263,587.05 Result for the period 13,441,665.77 Retained earnings, total 53,705,252.82 Unrestricted equity reserve 66,676,176.49 Distributable equity, total 120,381,429.31 The Board of Directors proposes to the Annual General Meeting to be held on 27 March 2023 that a dividend of EUR 0.20 per share will be paid for the year 2022. SIGNATURE OF THE REPORT OF THE BOARD OF DIRECTORS AND FINANCIAL STATEMENTS Helsinki, 8 February 2023 Caverion Corporation Board of Directors Mats Paulsson Chairman Markus Ehrnrooth* Vice Chairman Jussi Aho Joachim Hallengren Thomas Hinnerskov Kristina Jahn Jasmin Soravia Jacob Götzsche President and CEO * I-22

Q4/2022 | 21

FINANCIAL STATEMENT RELEASE 1 JANUARY – 31 DECEMBER 2022: FINANCIAL TABLES

The Financial Statement Release is based on the audited Financial Statements for 2022.

Condensed consolidated income statement

EUR million	10-12/2022	10-12/2021	1-12/2022	1-12/2021
Revenue	**682.9**	**585.3**	**2,352.1**	**2,139.5**
Other operating income	0.5	0.9	2.3	2.8
Materials and supplies	-183.4	-154.3	-615.4	-523.9
External services	-136.9	-118.9	-446.0	-398.4
Employee benefit expenses	-249.0	-223.8	-923.6	-889.9
Other operating expenses	-74.3	-66.2	-226.1	-216.3
Share of results of associated companies		0.0	0.0	0.0
Depreciation, amortisation and impairment	-19.8	-17.9	-73.5	-70.3
Operating result	**20.0**	**5.1**	**69.9**	**43.5**
% of revenue	2.9	0.9	3.0	2.0
Financial income and expense, net	-2.1	-2.5	-9.0	-8.6
Result before taxes	**17.9**	**2.6**	**60.9**	**34.9**
% of revenue	2.6	0.4	2.6	1.6
Income taxes	-4.7	-1.0	-14.7	-9.8
Result for the period	**13.1**	**1.6**	**46.2**	**25.1**
% of revenue	1.9	0.3	2.0	1.2
Attributable to				
Equity holders of the parent company	13.2	1.6	46.2	25.0
Non-controlling interests	0.0	0.0	0.0	0.0
Earnings per share attributable to the equity holders of the parent company				
Earnings per share, undiluted, EUR	0.09	0.01	0.32	0.17
Diluted earnings per share, EUR	0.09	0.01	0.32	0.17

I-23

Q4/2022 | 22 Consolidated statement of comprehensive income EUR million 10-12/2022 10-12/2021 1-12/2022 1-12/2021 Result for the review period 13.1 1.6 46.2 25.1 Other comprehensive income Items that will not be reclassified to profit/loss: - Change in fair value of defined benefit pension plans 5.1 0.6 6.6 -0.1 -- Deferred tax -2.1 -0.5 -2.1 -0.5 - Change in fair value of other investments 0.0 -0.1 0.0 -- Deferred tax Items that may be reclassified subsequently to profit/loss: - Translation differences 1.0 6.3 -3.7 8.1 Other comprehensive income, total 3.9 6.4 0.7 7.5 Total comprehensive result 17.1 8.0 46.9 32.5 Attributable to Equity holders of the parent company 17.1 8.0 46.9 32.5 Non-controlling interests 0.0 0.0 0.0 0.0 I-24

Q4/2022 | 23 Condensed consolidated statement of financial position EUR million Dec 31, 2022 Dec 31, 2021 Assets Non-current assets Property, plant and equipment 19.1 17.6 Right-of-use assets 132.6 131.2 Goodwill 442.5 369.9 Other intangible assets 56.4 47.7 Shares in associated companies and joint ventures 0.1 1.5 Other investments 1.1 1.3 Other receivables 8.4 9.6 Deferred tax assets 15.0 16.8 Total non-current assets 675.3 595.6 Current assets Inventories 22.3 16.9 Trade receivables 379.6 346.0 POC receivables 231.3 195.6 Other receivables 32.1 34.4 Income tax receivables 2.9 0.6 Cash and cash equivalents 81.2 130.9 Total current assets 749.4 724.4 Total assets 1,424.7 1,320.0 Equity and liabilities Equity attributable to equity holders of the parent company Share capital 1.0 1.0 Hybrid capital 35.0 35.0 Other equity 189.2 165.1 Non-controlling interest 0.2 0.3 Equity 225.4 201.4 Non-current liabilities Deferred tax liabilities 38.5 34.0 Pension liabilities 41.9 50.6 Provisions 8.7 10.6 Lease liabilities 93.5 94.1 Other interest-bearing debts 127.8 132.9 Other liabilities 12.7 7.1 Total non-current liabilities 323.1 329.2 Current liabilities Advances received 286.2 261.3 Trade payables 198.5 167.4 Other payables 294.7 276.5 Income tax liabilities 6.8 5.5 Provisions 29.4 34.0 Lease liabilities 43.9 41.6 Other interest-bearing debts 16.8 3.1 Total current liabilities 876.2 789.4 Total equity and liabilities 1,424.7 1,320.0 I-25

Q4/2022 | 24

Working capital

EUR million	Dec 31, 2022	Dec 31, 2021
Inventories	22.3	16.9
Trade and POC receivables	611.2	541.9
Other current receivables	31.6	33.8
Trade and POC payables	-227.1	-197.7
Other current liabilities	-293.3	-278.3
Advances received	-286.2	-261.3
Working capital	**-141.4**	**-144.7**

Consolidated statement of changes in equity

	Equity attributable to owners of the parent									
EUR million	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
Equity on January 1, 2022	**1.0**	**107.6**	**-6.0**	**-0.2**	**-2.4**	**66.0**	**35.0**	**201.1**	**0.3**	**201.4**
Comprehensive income										
Result for the period		46.2						46.2	0.0	46.2
Other comprehensive income:										
Change in fair value of defined benefit pension plans		6.6						6.6		6.6
-Deferred tax		-2.1						-2.1		-2.1
Change in fair value of other investments				-0.1				-0.1		-0.1
-Deferred tax										
Translation differences			-3.7					-3.7		-3.7
Comprehensive income, total		**50.7**	**-3.7**	**-0.1**				**46.9**	**0.0**	**46.9**
Dividend distribution		-23.2						-23.2	0.0	-23.2
Share-based payments		2.2						2.2		2.2
Transfer of own shares		-0.4			0.4					
Hybrid capital interests and costs after taxes		-1.9						-1.9		-1.9
Equity on December 31, 2022	**1.0**	**135.1**	**-9.6**	**-0.3**	**-2.0**	**66.0**	**35.0**	**225.2**	**0.2**	**225.4**

I-26

Q4/2022 | 25

EUR million	Share capital	Retained earnings	Cumulative translation differences	Fair value reserve	Treasury shares	Unrestricted equity reserve	Hybrid capital	Total	Non-controlling interest	Total equity
	Equity attributable to owners of the parent									
Equity on January 1, 2021	**1.0**	**111.3**	**-14.1**	**-0.1**	**-2.8**	**66.0**	**35.0**	**196.3**	**0.3**	**196.6**
Comprehensive income										
Result for the period		25.0						25.0	0.0	25.1
Other comprehensive income:										
Change in fair value of defined benefit pension plans		-0.1						-0.1		-0.1
-Deferred tax		-0.5						-0.5		-0.5
Change in fair value of other investments				0.0				0.0		0.0
-Deferred tax										
Translation differences			8.1					8.1		8.1
Comprehensive income, total		**24.4**	**8.1**	**0.0**				**32.5**	**0.0**	**32.5**
Dividend distribution		-27.3						-27.3	0.0	-27.3
Share-based payments		1.5						1.5		1.5
Transfer of own shares		-0.4			0.4					
Hybrid capital interests and costs after taxes		-1.9						-1.9		-1.9
Equity on December 31, 2021	**1.0**	**107.6**	**-6.0**	**-0.2**	**-2.4**	**66.0**	**35.0**	**201.1**	**0.3**	**201.4**

I-27

Q4/2022 | 26

Condensed consolidated statement of cash flows

EUR million	10-12/2022	10-12/2021	1-12/2022	1-12/2021
Cash flows from operating activities				
Result for the period	13.1	1.6	46.2	25.1
Adjustments to result	25.8	35.0	88.7	99.8
Change in working capital	68.0	40.1	9.4	-21.0
Operating cash flow before financial and tax items	**106.9**	**76.7**	**144.3**	**103.8**
Financial items, net	-1.9	-2.8	-9.5	-9.0
Taxes paid	-5.8	-4.8	-14.3	-14.3
Net cash from operating activities	**99.2**	**69.1**	**120.5**	**80.4**
Cash flows from investing activities				
Acquisition of subsidiaries and businesses, net of cash	-11.7	-3.1	-85.3	-9.7
Disposal of subsidiaries and businesses, net of cash	0.4	-0.9	0.4	-0.9
Dividends from equity accounted investments	1.3		1.3	
Capital expenditure and other investments, net	-3.0	-3.1	-13.5	-11.7
Net cash used in investing activities	**-13.0**	**-7.0**	**-97.1**	**-22.3**
Cash flow after investing activities	**86.2**	**62.1**	**23.4**	**58.2**
Cash flow from financing activities				
Change in loan receivables, net			0.8	
Change in current liabilities, net	-35.5	0.0	9.9	
Proceeds from borrowings		50.2	74.7	50.3
Repayments of borrowings	-2.3	-51.7	-75.4	-53.2
Repayments of lease liabilities	-13.1	-12.2	-49.8	-46.9
Hybrid capital costs and interests			-2.4	-2.4
Dividends paid and other distribution of assets			-23.2	-27.3
Net cash used in financing activities	**-50.9**	**-13.7**	**-65.4**	**-79.5**
Change in cash and cash equivalents	**35.3**	**48.4**	**-42.0**	**-21.3**
Cash and cash equivalents at the beginning of the period	46.8	81.5	130.9	149.3
Change in the foreign exchange rates	-1.0	1.1	-7.7	2.9
Cash and cash equivalents at the end of the period	**81.2**	**130.9**	**81.2**	**130.9**

Free cash flow

EUR million	10-12/2022	10-12/2021	1-12/2022	1-12/2021
Operating cash flow before financial and tax items	106.9	76.7	144.3	103.8
Taxes paid	-5.8	-4.8	-14.3	-14.3
Net cash used in investing activities	-13.0	-7.0	-97.1	-22.3
Free cash flow	**88.1**	**64.9**	**32.9**	**67.2**

I-28

Q4/2022 | 27

NOTES TO THE FINANCIAL STATEMENT RELEASE

1. Accounting principles

Caverion Corporation's Financial Statement Release for 1 January – 31 December, 2022 has been prepared in accordance with IAS 34, 'Interim Financial Reporting'. The information presented in this Financial Statement Release is based on the audited Financial Statements for 2022. Caverion has applied the same accounting principles in the preparation of the Financial Statement Release as in its Financial Statements for 2022.

In the Financial Statement Release the figures are presented in million euros subject to rounding, which may cause some rounding inaccuracies in column and total sums.

2. Key figures

	12/2022	12/2021
Revenue, EUR million	2,352.1	2,139.5
Organic growth, %	8.6	-2.0
EBITDA, EUR million	143.4	113.8
EBITDA margin, %	6.1	5.3
Adjusted EBITDA, EUR million	163.0	142.1
Adjusted EBITDA margin, %	6.9	6.6
EBITA, EUR million	86.1	59.4
EBITA margin, %	3.7	2.8
Adjusted EBITA, EUR million	105.8	87.7
Adjusted EBITA margin, %	4.5	4.1
Operating profit, EUR million	69.9	43.5
Operating profit margin, %	3.0	2.0
Result before taxes, EUR million	60.9	34.9
% of revenue	2.6	1.6
Result for the review period, EUR million	46.2	25.1
% of revenue	2.0	1.2
Earnings per share, undiluted, EUR	0.32	0.17
Earnings per share, diluted, EUR	0.32	0.17
Equity per share, EUR	1.6	1.5
Equity ratio, %	19.8	19.0
Interest-bearing net debt, EUR million	200.9	140.7
Gearing ratio, %	89.1	69.8
Total assets, EUR million	1,424.7	1,320.0
Operating cash flow before financial and tax items, EUR million	144.3	103.8
Cash conversion (LTM), %	100.6	91.2
Working capital, EUR million	-141.4	-144.7
Gross capital expenditures, EUR million	112.8	26.0
% of revenue	4.8	1.2
Order backlog, EUR million	1,943.3	1,863.8
Personnel, average for the period	14,570	14,831
Number of outstanding shares at the end of the period (thousands)	136,473	136,418
Average number of shares (thousands)	136,465	136,298

I-29

Q4/2022 | 28

3. Financial development by quarter

EUR million	10-12/2022	7-9/2022	4-6/2022	1-3/2022	10-12/2021	7-9/2021	4-6/2021	1-3/2021
Revenue	682.9	564.1	577.0	528.1	585.3	493.7	545.1	515.3
Organic growth, %	14.9	11.8	4.7	2.4	-1.1	-4.6	3.3	-5.4
EBITDA	39.8	39.3	35.8	28.5	23.0	31.2	31.5	28.1
EBITDA margin, %	5.8	7.0	6.2	5.4	3.9	6.3	5.8	5.5
Adjusted EBITDA	53.8	41.1	37.3	30.8	44.5	35.0	33.2	29.4
Adjusted EBITDA margin, %	7.9	7.3	6.5	5.8	7.6	7.1	6.1	5.7
EBITA	24.6	25.1	21.4	15.0	8.6	17.7	18.0	15.1
EBITA margin, %	3.6	4.5	3.7	2.8	1.5	3.6	3.3	2.9
Adjusted EBITA	38.7	26.9	22.9	17.4	30.1	21.5	19.7	16.4
Adjusted EBITA margin, %	5.7	4.8	4.0	3.3	5.1	4.4	3.6	3.2
Operating profit	20.0	21.1	17.5	11.4	5.1	13.5	13.9	11.0
Operating profit margin, %	2.9	3.7	3.0	2.2	0.9	2.7	2.5	2.1

	10-12/2022	7-9/2022	4-6/2022	1-3/2022	10-12/2021	7-9/2021	4-6/2021	1-3/2021
Earnings per share, undiluted, EUR	0.09	0.10	0.09	0.04	0.01	0.05	0.06	0.05
Earnings per share, diluted, EUR	0.09	0.10	0.09	0.04	0.01	0.05	0.06	0.05
Equity per share, EUR	1.6	1.5	1.4	1.4	1.5	1.4	1.4	1.3
Equity ratio, %	19.8	19.0	18.6	17.3	19.0	19.0	18.1	17.2
Interest-bearing net debt, EUR million	200.9	274.0	215.4	125.6	140.7	185.0	147.3	98.0
Gearing ratio, %	89.1	131.8	111.3	67.7	69.8	96.2	79.9	55.2
Total assets, EUR million	1,424.7	1,360.5	1,289.5	1,313.9	1,320.0	1,254.2	1,258.3	1,280.9
Operating cash flow before financial and tax items, EUR million	106.9	7.7	-9.3	39.1	76.7	-10.1	-3.4	40.6
Cash conversion (LTM), %	100.6	90.1	81.3	89.6	91.2	96.4	80.3	137.4
Working capital, EUR million	-141.4	-75.8	-106.5	-158.2	-144.7	-101.7	-139.9	-176.0
Gross capital expenditures, EUR	20.0	54.8	33.3	4.7	5.2	13.7	2.8	4.3
% of revenue	2.9	9.7	5.8	0.9	0.9	2.8	0.5	0.8
Order backlog, EUR million	1,943.3	1,971.0	1,907.9	1,951.6	1,863.8	1,889.7	1,789.0	1,626.7
Personnel at the end of the period	14,490	15,037	14,612	14,272	14,298	14,773	14,958	14,892
Number of outstanding shares at end of period (thousands)	136,473	136,473	136,473	136,473	136,418	136,448	136,296	136,176
Average number of shares (thousands)	136,473	136,473	136,473	136,440	136,433	136,361	136,258	136,138

I-30

Q4/2022 | 29

4. Calculation of key figures

IFRS key figures

Earnings / share, undiluted = $\dfrac{\text{Result for the period (attributable for equity holders) - hybrid capital expenses and accrued unrecognised interests after tax}}{\text{Weighted average number of shares outstanding during the period}}$

Earnings /share, diluted = $\dfrac{\text{Result for the period (attributable for equity holders) - hybrid capital expenses and accrued unrecognised interests after tax}}{\text{Weighted average dilution adjusted number of shares outstanding during the period}}$

Alternative performance measures

ESMA (European Securities and Markets Authority) has issued guidelines regarding Alternative Performance Measures ("APM"). Caverion presents APMs to improve the analysis of business and financial performance and to enhance the comparability between reporting periods. APMs presented in this report should not be considered as a substitute for measures of performance in accordance with the IFRS.

EBITDA = Operating profit (EBIT) + depreciation, amortisation and impairment

Adjusted EBITDA = EBITDA before items affecting comparability (IAC) *

EBITA = Operating profit (EBIT) + amortisation and impairment

Adjusted EBITA = EBITA before items affecting comparability (IAC) *

Equity ratio (%) = $\dfrac{\text{(Equity + non-controlling interest)} \times 100}{\text{Total assets - advances received}}$

Gearing ratio (%) = $\dfrac{\text{(Interest-bearing liabilities - cash and cash equivalents)} \times 100}{\text{Shareholders' equity + non-controlling interest}}$

Interest-bearing net debt = Interest-bearing liabilities - cash and cash equivalents

Working capital = Inventories + trade and POC receivables + other current receivables - trade and POC payables - other current payables - advances received - current provisions

Free cash flow = Operating cash flow before financial and tax items – taxes paid – net cash used in investing activities

Cash conversion (%) = $\dfrac{\text{Operating cash flow before financial and tax items (LTM)} \times 100}{\text{EBITDA (LTM)}}$

Equity / share = $\dfrac{\text{Shareholders' equity}}{\text{Number of outstanding shares at the end of the period}}$

Dividend / earnings (%) = $\dfrac{\text{Dividend per share x 100}}{\text{Earnings per share}}$

I-31

Q4/2022 | 30

Net debt / Adjusted EBITDA = $\frac{\text{Interest-bearing net debt}}{\text{Adjusted EBITDA (LTM)}}$

Organic growth = Defined as the change in revenue in local currencies excluding the impacts of (i) currencies; and (ii) acquisitions and divestments. The currency impact shows the impact of changes in exchange rates of subsidiaries with a currency other than the euro (Group's reporting currency). The acquisitions and divestments impact shows how acquisitions and divestments completed during the current or previous year affect the revenue reported.

*Items affecting comparability (IAC) in 2022 are material items or transactions, which are relevant for understanding the financial performance of Caverion when comparing the profit of the current period with that of the previous periods. These items can include (1) capital gains and/or losses and transaction costs related to divestments and acquisitions; (2) write-downs, expenses and/or income from separately identified major risk projects; (3) restructuring expenses and (4) other items that according to Caverion management's assessment are not related to normal business operations. In 2021 and 2022, major risk projects only include one old risk project in Germany reported under category (2). In 2021 and 2022, provisions and legal and other costs for civil claims related to the German anti-trust matter were reported under category (4). Category (4) includes also advisory costs and personnel bonuses related to the ongoing public tender offer and in 2021, previously capitalised expenses that were booked as operative expenses due to a change in the accounting principle of implementation costs in cloud computing arrangements.

Adjusted EBITDA is affected by the same adjustments as adjusted EBITA, except for restructuring costs, which do not include depreciation and impairment relating to restructurings.

I-32

Q4/2022 | 31

5 Acquisitions 2022

Acquired unit	Division	Business unit	Technical area	Acquisition type	Acquisition period	Employees	Prior fiscal year annual sales, EUR million
Frödéns Ventilation	Sweden	Services	Ventilation and air conditioning	Business	Jan	12	2.7
DI-Teknik A/S	Denmark	Services	Automation	Shares	Apr	185	27.8
Kaldt og Varmt	Norway	Services	Cooling and heating	Business	May	5	1.8
Wind Controller Group	Industry	Services	Energy utilities operation and maintenance	Shares	May	40	5.1
WT-Service Oy	Industry	Services	Industrial maintenance	Shares	May	17	1.7
Visi Oy	Finland	Services	Security and safety	Shares	Jul	22	4.6
PORREAL GmbH*	Austria	Services	Technical maintenance	Shares	Aug	120*	23.3*
Elicentra AB	Sweden	Services	Electricity	Shares	Aug	18	2.4
CS electric A/S	Denmark	Services	Industrial engineering and automation	Shares	Sep	70	13.4
Simex Klima & Kulde AS	Norway	Services	Cooling and heating	Shares	Oct	25	4.2
LukkoPro Oy	Finland	Services	Security and safety	Shares	Nov	35	5.6
Carrier's food retail refrigeration business	Finland	Services	Refrigeration	Business	Dec	17	1.7**
TM Voima Group	Industry	Projects	Industrial project installations	Shares	Feb 2023***	66	30.5

** Caverion's acquisition of PORREAL Group in August 2022 comprised PORREAL GmbH and its subsidiary ALEA GmbH. ALEA GmbH was divested in December 2022 and the above figures only contain those of PORREAL GmbH.*

*** For Carrier's food retail refrigeration business, the annual sales for the fiscal year prior to the acquisition contain only the sales arising from the transferred business.*

**** Caverion signed the agreement to acquire TM Voima Group's substation and transmission line business in October 2022 and the acquisition was closed on 1 February 2023 after the approval by the Finnish Competition and Consumer Authority.*

In the next table, the assets and liabilities of the acquired businesses are reported in aggregate. The consolidation of the acquired businesses is still provisional as of 31 December 2022. Therefore, the fair value measurement of the acquired assets and liabilities is preliminary and subject to adjustments during the 12-month period during which the acquisition calculations will be finalized.

I-33

Q4/2022 | 32

Assets and liabilities of the acquired businesses (including fair value adjustments)	
EUR million	**Dec 31, 2022**
Property, plant and equipment	3.7
Right-of-use assets	7.2
Intangible assets	17.0
Investments	0.1
Deferred tax assets	0.1
Inventories	3.1
Trade and other receivables	25.9
Cash and cash equivalents	6.7
Total assets	**63.6**
Deferred tax liabilities	2.3
Pension obligations	0.0
Trade payables	6.4
Advances received	6.5
Other liabilities	11.2
Provisions	3.9
Lease liabilities	7.2
Interest-bearing debt	0.5
Total liabilities	**38.1**
Net assets	**25.6**
Cash consideration paid during the fiscal period	**88.5**
Contingent consideration, recognised as liability	**10.2**
Goodwill	**73.2**

6. Related party transactions

Caverion announced on 7 February 2018 in a stock exchange release the establishment of a new share-based incentive plan directed for the key employees of the Group ("Matching Share Plan 2018–2022"). The company provided the participants a possibility to finance the acquisition of the company's shares through an interest-bearing loan from the company, which some of the participants utilised. In the end of December 2022, the total outstanding amount of these loans amounted approximately to EUR 3.7 (4.4) million. The loans will be repaid in full on 29 December 2023, at the latest. Company shares have been pledged as a security for the loans.

Purchases from members of the Board

Caverion has a fixed term contract with a member of the Board concerning consulting services. The contract was valid until 31 December 2022 and the value is not material.

7. Financial risk management

Caverion's main financial risks are the liquidity risk, credit risk as well as market risks including the foreign exchange and interest rate risk. The objectives and principles of financial risk management are defined in the Treasury Policy approved by the Board of Directors. Financial risk management is carried out by Group Treasury in co-operation with the Group's subsidiaries.

The year closed with a high market uncertainty, which is reflected to Caverion figures especially by weaker Norwegian and Swedish krone, as well as higher interest on floating rate loans. The defining feature of the markets in 2022 has been high inflation and market volatility. The central banks have fought the inflation with rapid rate increases. Energy prices have been declining, but there are still risks that the pressure on wage inflation will keep the overall

I-34

Q4/2022 | 33

inflation figures high, thus the interest rate peak and its timing is hard to predict. Continuing high volatility on foreign exchange rates is also expected. Caverion monitors the risks closely and at the moment does not see any need for changes in the risk management principles. The risks related to the availability of financing, the availability of guarantee facilities as well as foreign exchange and interest rate related risks are in control.

The objective of capital management in Caverion Group is to maintain an optimal capital structure, maximise the return on the respective capital employed and to minimise the cost of capital within the limits and principles stated in the Treasury Policy. The capital structure is modified primarily by directing investments and working capital employed.

No significant changes have been made to the Group's financial risk management principles in the reporting period. Further information is presented in Group's 2022 financial statement in note 5.5 Financial risk management.

Caverion continues the sharpened focus on optimising cash flow and working capital management. Ensuring adequate liquidity has been prioritised to support the growth strategy through acquisitions.

Caverion's external loans are subject to a financial covenant based on the ratio of the Group's net debt to EBITDA according to the calculation principles confirmed with the lending parties. The covenant ratio is continuously monitored and evaluated against actual and forecasted EBITDA and net debt figures.

The next table presents the maturity structure of interest-bearing liabilities. Interest-bearing borrowings are based on contractual maturities of liabilities excluding interest payments. Lease liabilities are presented based on discounted present value of remaining lease payments. Cash flows of foreign-denominated liabilities are translated into the euro at the reporting date.

EUR million	2023	2024	2025	2026	2027	2028->	Total
Interest-bearing borrowings	16.5	3.0	51.5	0.0	75.0	0.0	146.0
Lease liabilities	43.9	33.0	20.3	13.5	7.8	18.9	137.5
Total	**60.4**	**36.0**	**71.8**	**13.5**	**82.8**	**18.9**	**283.5**

I-35

Q4/2022 | 34 8. Financial liabilities and interest-bearing net debt Dec 31, 2022 Dec 31, 2021 EUR million Carrying amount Carrying amount Non-current liabilities Senior bonds 73.3 74.9 Loans from financial institutions 50.0 50.0 Other financial loans 0.0 0.5 Pension loans 4.5 7.5 Lease liabilities 93.5 94.1 Total non-current interest-bearing liabilities 221.3 226.9 Current liabilities Senior bonds 3.5 Pension loans 3.0 3.0 Other financial loans 0.3 0.1 Commercial papers 10.0 Lease liabilities 43.9 41.6 Total current interest-bearing liabilities 60.7 44.7 Total interest-bearing liabilities 282.0 271.6 Total interest-bearing liabilities (excluding IFRS 16 lease liabilities) 144.6 135.9 Cash and cash equivalents 81.2 130.9 Interest-bearing net debt 200.9 140.7 Interest-bearing net debt excluding IFRS 16 lease liabilities 63.4 5.0 The fair value of senior bonds amounted to EUR 71.0 million at the end of December 2022. The carrying amounts of all other financial assets and liabilities are reasonably close to their fair values. Derivative instruments Nominal amounts EUR million Dec 31, 2022 Dec 31, 2021 Foreign exchange forwards 121.1 65.2 Fair values EUR million Dec 31, 2022 Dec 31, 2021 Foreign exchange forwards positive fair value 0.0 0.1 negative fair value -0.1 -0.1 The fair values of the derivative instruments have been defined as follows: The fair values of foreign exchange forward agreements have been defined by using market prices on the closing day. The fair values of interest rate swaps are based on discounted cash flows. I-36

Q4/2022 | 35

9. Commitments and contingent liabilities

EUR million	Dec 31, 2022	Dec 31, 2021
Guarantees given on behalf of associated companies and joint ventures		32.1
Parent company's guarantees on behalf of its subsidiaries	493.1	497.7
Other commitments		
- Other contingent liabilities		0.2
Accrued unrecognised interest on hybrid bond	1.5	1.5

The nominal amount of leasing commitments of low-value and short-term leases amounted to EUR 5.4 million at the end of 2022 (EUR 8.8 million). The present value of lease liability of leases not yet commenced to which Caverion is committed amounted to EUR 1.1 million at the end of 2022 (EUR 0.1 million).

Entities participating in the demerger are jointly and severally responsible for the liabilities of the demerging entity which have been generated before the registration of the demerger. As a consequence, a secondary liability up to the allocated net asset value was generated to Caverion Corporation, incorporated due to the partial demerger of YIT Corporation, for those liabilities that were generated before the registration of the demerger and remain with YIT Corporation after the demerger. Caverion Corporation has a secondary liability relating to the Group guarantees which remain with YIT Corporation after the demerger. These Group guarantees amounted to EUR 20.4 (24.3) million at the end of December 2022.

The short-term risks and uncertainties relating to the operations have been described in section "Significant short-term risks and uncertainties".

I-37

Q4/2022 | 36

10. Events after the reporting period

Crayfish BidCo Oy ("Crayfish BidCo"), a Finnish company controlled by Triton Fund V, announced on 10 January 2023 a voluntary public cash tender offer for all the shares in Caverion Corporation, pursuant to which Crayfish BidCo proposes to acquire all issued and outstanding shares in Caverion Corporation at an offer price of EUR 8.00 per share. This tender offer is subject to certain conditions, as described in the announcement by Crayfish BidCo attached to Caverion's stock exchange release as per 10 January 2023.

Caverion Corporation received on 12 January 2023 an announcement under Chapter 9, Section 5 of the Finnish Securities Markets Act, according to which the holding of Crayfish BidCo had exceeded the threshold of 5 per cent. According to the announcement, the direct holding of Crayfish BidCo in Caverion, and the indirect holding of Triton V LuxCo 87 SARL in Caverion, increased on 12 January 2023 to 13,647,263 shares, corresponding to 9.82 per cent of Caverion's shares and voting rights.

North Holdings 3 Oy ("North Holdings") announced on 11 January 2023, that it will extend the offer period for its tender offer announced on 3 November 2022 until January 31, 2023, at 4:00 p.m. (Finnish time) as well as provided updated information of its financing and regulatory approvals. In addition, North Holdings commented on the competing offer announced by Crayfish BidCo on 10 January 2023. On 13 January 2023, North Holdings also supplemented its tender offer document published on 24 November 2022 with this information and also confirmed that it had received the merger control clearance decision of the European Commission. Additional information has been presented in Caverion's stock exchange releases and their attachments on 11 and 13 January 2023, respectively.

The Board of Directors of Caverion announced on 13 January 2023 that it continues evaluating Triton's tender offer and provided information on discussions with Triton. The Board said that it will present its view on the two offers, including a potential change in recommendation, latest on 24 January 2023.

North Holdings announced on 24 January 2023 that it improves the consideration in its tender offer. Furthermore, North Holdings extended the offer period until 28 February 2023 and lowered the acceptance threshold from more than 90 percent to more than 66 2/3 percent of all shares. The shareholders of Caverion are given the possibility to choose either: (i) a debt instrument entitling to a fixed cash payment of EUR 8.50 per share in nine months from the completion of the tender offer, or (ii) an immediate cash consideration of EUR 8.00 per share upon completion of the tender offer. It was also announced on 24 January 2023 that the Board of Directors of Caverion maintained its recommendation for the tender offer by North Holdings based on the improved offer terms. Additional information has been presented in Caverion's stock exchange releases on 24 January 2023.

On 26 November 2023, North Holdings announced that it had received all necessary regulatory approvals for its voluntary recommended public tender offer for all the shares in Caverion Corporation.

I-38

J-1 APPENDIX J – OFFEROR’S AUDITED FINANCIAL STATEMENTS FOR SEPTEMBER 20, 2022 – DECEMBER 31, 2022 AND THE AUDITOR’S REPORT

North Holdings 3 Oy Business ID 3313575-3 c/o Roschier Attorneys Ltd Kasarminkatu 21 A 00130 Helsinki Un-official translation NORTH HOLDINGS 3 OY Financial statements 31.12.2022 J-2

North Holdings 3 Oy Business ID 3313575-3 c/o Roschier Attorneys Ltd Kasarminkatu 21 A 00130 Helsinki CONTENTS Financial statements for financial year 20.9.2022 - 31.12.2022 page Income statement 1 Balance sheet 2-3 Notes to the FS 4-5 List of documents 6 Signatures 7 Auditor’s note 8 Financial statements has to be preserved 10 years after the financial period has expired, until 31. December 2032 (KPL 2:10.1 §). Vouchers of the financial period has to be preserved at least 6 years from the end of the year during which the financial period has expired, until 31. December 2028 (KPL 2:10.2§). J-3

North Holdings 3 Oy Page 1 Business ID 3313575-3 Financial statement 31.12.2022 Income statement 20.9. - 31.12.2022 Other operating expenses -17.530,81 OPERATING PROFIT (-LOSS) -17.530,81 PROFIT (LOSS) BEFORE APPROPRIATIONS AND TAXES -17.530,81 PROFIT (LOSS) FOR THE FINANCIAL YEAR -17.530,81 J-4

North Holdings 3 Oy Page 2 Business ID 3313575-3 Balance sheet ASSETS 31.12.2022 CURRENT ASSETS Debtors Short term debtors Receivables from associated companies 20.000,00 CURRENT ASSETS TOTAL 20.000,00 ASSETS TOTAL 20.000,00 J-5

North Holdings 3 Oy Page 3 Business ID 3313575-3 EQUITY AND LIABILITIES 31.12.2022 CAPITAL AND RESERVES Invested unrestricted equity fund 20.000,00 Profit (loss) for the financial year -17.530,81 CAPITAL AND RESERVE TOTAL 2.469,19 LIABILITIES SHORT TERM LIABILITIES Trade creditors 17.500,00 Other debtors 30,81 Short term liabilities total 17.530,81 SHORT TERM LIABILITIES TOTAL 17.530,81 EQUITY AND LIABILITIES TOTAL 20.000,00 J-6

North Holdings 3 Oy Page 4 Business ID 3313575-3 Notes to financial statements 31.12.2022 Adopted accounting policies (PMA 1:1.5§) The financial statements have been prepared in accordance with the Finnish accounting Act and legislation based on act on small and micro entity accounts (PMA). Notes of the parent company (PMA 3:8§) Copy of the consolidated financial statements is available at the premises of the parent company Personnel (PMA 3:11 §) There was no employed personnel in the company during the financial year. Shares The company has 1000 shares. Each share entitles to one vote in the annual general meeting. All shares have a mutual right to dividend and the company reserves. Parent company: North (BC) Lux Holdco SARL, Luxemburg J-7

North Holdings 3 Oy Page 5 Business ID 3313575-3 Notes financial statements 31.12.2022 Changes in capital and reserves 20.9.-31.12.2022 Subscribed capital in the beginning of the financial year 0,00 Subscribed capital in the end of the financial year 0,00 Tied equity capital 0,00 Unrestricted Equity Fund 20.9.2022 0,00 Investment to unrestricted equity fund 20.000,00 Unrestricted Equity Fund 31.12.2022 20.000,00 Profit (Loss) for the financial year -17.530,81 Unrestricted equity capital total 2.469,19 Capital and reserves total 2.469,19 Distributable unrestricted equity capital 31.12.2022 2.469,19 Company’s Board of Directors proposes that no dividend will be distributed and the loss for the financial year will be transferred into equity to the retained earning’s account. J-8

North Holdings 3 Oy Page 6 Business ID 3313575-3 Financial statements separate combined Financial statements speciafications separate combined General ledgers electronically preserved Voucher types and archiving Bank statements Journal type 350 electronic form Journals Journal type 2 electronic form J-9

North Holdings 3 Oy Page 7 Business ID 3313575-3 Signatures of the 31.12.2022 financial statements Helsinki __.__.2023 Ivano Sessa Chair of the Board of Directors Nicolas Bendt Member of the Board of Directors Klaus Cavén Member of the Board of Directors Halvor Horten Member of the Board of Directors Alexandre Labignette Member of the Board of Directors J-10

North Holdings 3 Oy Page 8 Business ID 3313575-3 Auditor’s note Auditor’s report has been issued today. Helsinki __.__.2023 Ernst & Young Oy Authorised Public Accountants Antti Suominen APA J-11